Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

United Air Lines, Inc.

We have audited the accompanying consolidated balance sheets of United Air Lines, Inc. (the “Company”) as of December 31, 2012 and December 31, 2011, and the related statements of consolidated operations, comprehensive income (loss), cash flows, and stockholder’s deficit for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2012 and December 31, 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for multiple deliverable revenue recognition as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements, effective January 1, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

February 25, 2013

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS

(In millions)

	Year Ended December 31,
	2012	2011	2010
Operating revenue:
Passenger—Mainline	$13,723	$14,153	$13,412
Passenger—Regional	3,869	3,935	3,658

Total passenger revenue	17,592	18,088	17,070
Cargo	665	718	714
Special revenue item	—	88	—
Other operating revenue	2,704	2,261	1,994

	20,961	21,155	19,778

Operating expense:
Aircraft fuel	7,430	7,080	5,700
Salaries and related costs	4,234	4,172	4,212
Regional capacity purchase	1,507	1,574	1,610
Landing fees and other rent	1,030	1,028	1,077
Aircraft maintenance materials and outside repairs	1,163	1,160	980
Depreciation and amortization	930	921	903
Distribution expenses	684	748	756
Aircraft rent	313	323	326
Special charges	984	433	468
Other operating expenses	3,390	2,829	2,728

	21,665	20,268	18,760

Operating income (loss)	(704)	887	1,018

Nonoperating income (expense):
Interest expense	(496)	(595)	(695)
Interest capitalized	15	15	11
Interest income	8	10	11
Miscellaneous, net	(2)	(33)	42

	(475)	(603)	(631)

Income (loss) before income taxes	(1,179)	284	387
Income tax expense (benefit)	9	3	(12)

Net income (loss)	$(1,188)	$281	$399

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(In millions)

	Year Ended December 31,
	2012	2011	2010
Net income (loss)	$(1,188)	$281	$399
Other comprehensive income (loss), net:
Fuel derivative financial instruments:
Reclassification into earnings	76	(417)	84
Change in fair value	(23)	172	101
Employee benefit plans:
Net change related to employee benefit plans	(164)	29	(148)
Investments and other	7	(3)	19

	(104)	(219)	56

Total comprehensive income (loss), net	$(1,292)	$62	$455

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)

	At December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,766	$3,458
Short-term investments	326	275

Total unrestricted cash, cash equivalents and short-term investments	3,092	3,733
Restricted cash	65	40
Receivables, less allowance for doubtful accounts (2012—$11; 2011—$5)	1,194	763
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2012—$86; 2011—$73)	402	340
Deferred income taxes	272	348
Receivables from related parties	2,767	228
Prepaid expenses and other	700	447

	8,492	5,899

Operating property and equipment:
Owned—
Flight equipment	9,476	9,135
Other property and equipment	2,262	2,260

	11,738	11,395
Less—Accumulated depreciation and amortization	(3,877)	(3,359)

	7,861	8,036

Purchase deposits for flight equipment	219	57
Capital leases—
Flight equipment	1,484	1,458
Other property and equipment	65	67

	1,549	1,525
Less—Accumulated amortization	(683)	(548)

	866	977

	8,946	9,070

Other assets:
Intangibles, less accumulated amortization (2012—$588; 2011—$534)	2,228	2,283
Restricted cash	272	393
Receivables from related parties	270	—
Other, net	594	600

	3,364	3,276

	$20,802	$18,245

(continued on next page)

UNITED AIR LINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)

	At December 31,
	2012	2011
LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Advance ticket sales	$3,321	$1,652
Frequent flyer deferred revenue	2,364	1,484
Accounts payable	1,518	1,109
Accrued salaries and benefits	1,204	988
Current maturities of long-term debt	1,090	615
Current maturities of capital leases	119	122
Payables to related parties	75	104
Other	935	853

	10,626	6,927

Long-term debt	4,285	5,130
Long-term obligations under capital lease	618	735
Other liabilities and deferred credits:
Frequent flyer deferred revenue	2,756	2,018
Postretirement benefit liability	2,384	2,115
Pension liability	97	92
Advanced purchase of miles	1,537	1,442
Deferred income taxes	648	707
Other	1,035	983

	8,457	7,357

Commitments and contingencies
Stockholder’s deficit:
Common stock at par, $5 par value; authorized 1,000 shares; issued 205 shares at December 31, 2012 and 2011	—	—
Additional capital invested	3,444	3,432
Retained deficit	(6,396)	(5,208)
Accumulated other comprehensive loss	(232)	(128)

	(3,184)	(1,904)

	$20,802	$18,245

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)

	Year Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(1,188)	$281	$399
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Depreciation and amortization	930	921	903
Special charges, non-cash portion	378	36	166
Debt and lease discount amortization	34	56	93
Share-based compensation	9	9	13
Deferred income taxes	17	—	(12)
Other operating activities	83	77	83
Changes in operating assets and liabilities -
Decrease in frequent flyer deferred revenue and advanced purchase of miles	(674)	(235)	(126)
Increase in other current assets	(506)	(129)	(2)
Increase in other liabilities	494	200	262
Increase in accounts payable	381	199	101
Increase in advance ticket sales	1,669	116	44
Unrealized loss on fuel derivatives and change in related pending settlements	70	27	4
Increase in receivables	(458)	(30)	(101)
(Increase) decrease in fuel hedge collateral	—	(59)	10
Increase in intercompany receivables	(349)	(93)	(160)
Increase (decrease) in intercompany payables	(28)	42	120

Net cash provided by operating activities	862	1,418	1,797

Cash Flows from Investing Activities:
Capital expenditures and aircraft purchase deposits paid	(791)	(470)	(360)
(Increase) decrease in short-term and other investments, net	(41)	(269)	18
Proceeds from sale of property and equipment	56	15	40
(Increase) decrease in restricted cash, net	96	(210)	68
Other, net	(1)	2	7

Net cash used in investing activities	(681)	(932)	(227)

Cash Flows from Financing Activities:
Payments of long-term debt	(738)	(1,456)	(1,667)
Principal payments under capital leases	(122)	(246)	(482)
Decrease in aircraft lease deposits	—	15	236
Increase in deferred financing costs	(11)	(8)	(33)
Proceeds from exercise of stock options	3	2	9
Proceeds from issuance of long-term debt	—	—	1,995
Other, net	(5)	—	1

Net cash provided by (used in) financing activities	(873)	(1,693)	59

Net increase (decrease) in cash and cash equivalents	(692)	(1,207)	1,629
Cash and cash equivalents at beginning of year	3,458	4,665	3,036

Cash and cash equivalents at end of year	$2,766	$3,458	$4,665

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED STOCKHOLDER’S DEFICIT

(In millions)

	Common Stock	Additional Capital Invested	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2009	—	$3,401	$(5,888)	$35	$(2,452)

Net income	—	—	399	—	399
Other comprehensive income	—	—	—	56	56
Share-based compensation	—	12	—	—	12
Parent Company contribution related to stock plans	—	8	—	—	8

Balance at December 31, 2010	—	3,421	(5,489)	91	(1,977)

Net income	—	—	281	—	281
Other comprehensive loss	—	—	—	(219)	(219)
Share-based compensation	—	9	—	—	9
Parent Company contribution related to stock plans	—	2	—	—	2

Balance at December 31, 2011	—	3,432	(5,208)	(128)	(1,904)

Net loss	—	—	(1,188)	—	(1,188)
Other comprehensive loss	—	—	—	(104)	(104)
Share-based compensation	—	9	—	—	9
Parent Company contribution related to stock plans	—	3	—	—	3

Balance at December 31, 2012	—	$3,444	$(6,396)	$(232)	$(3,184)

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED CONTINENTAL HOLDINGS, INC.,

UNITED AIR LINES, INC. AND CONTINENTAL AIRLINES, INC.,

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

United Continental Holdings, Inc. (together with its consolidated subsidiaries, “UAL”) is a holding company and its principal, wholly-owned subsidiaries are United Air Lines, Inc. (together with its consolidated subsidiaries, “United”) and Continental Airlines, Inc. (together with its consolidated subsidiaries, “Continental”). All significant intercompany transactions are eliminated.

We sometimes use the words “we,” “our,” “us,” and the “Company” in this Form 10-K for disclosures that relate to all of UAL, United and Continental. As UAL consolidated United and Continental beginning October 1, 2010 for financial statement purposes, disclosures that relate to United or Continental activities also apply to UAL, unless otherwise noted. When appropriate, UAL, United and Continental are named specifically for their related activities and disclosures.

Continental

As a result of the application of the acquisition method of accounting, the Continental financial statements prior to October 1, 2010 are not comparable with the financial statements for periods on or after October 1, 2010. References to “Continental Successor” refer to Continental on or after October 1, 2010, after giving effect to the application of acquisition accounting. References to “Continental Predecessor” refer to Continental prior to October 1, 2010.

NOTE 1—MERGER

On May 2, 2010, UAL Corporation, Continental and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger (the “Merger agreement”). On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both United and Continental and UAL Corporation’s name was changed to United Continental Holdings, Inc.

Pursuant to the terms of the Merger agreement, each outstanding share of Continental common stock was converted into and became exchangeable for 1.05 fully paid and nonassessable shares of UAL common stock with any fractional shares paid in cash. UAL issued approximately 148 million shares of UAL common stock to former holders of Continental Class B common stock (“Continental common stock”). Based on the closing price of $23.66 per share of UAL common stock on September 30, 2010, the last trading day before the closing of the Merger, the aggregate value of the consideration paid in connection with the Merger was approximately $3.7 billion.

The Merger was accounted for as a business combination using the acquisition method of accounting with Continental considered the acquiree. The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date. The acquisition values have been pushed down to Continental for its separate-entity financial statements as of October 1, 2010. The excess of the purchase price over the net fair value of assets and liabilities acquired was recorded as goodwill. Goodwill will not be amortized, but will be tested for impairment at least annually.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

The following policies are applicable to UAL, United and Continental, except as noted below under Continental Predecessor Accounting Policies, for accounting policies followed by Continental Predecessor that are materially different than the Company’s accounting policies.

(a)	Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

(b)	Passenger Revenue Recognition—The value of unused passenger tickets is included in current liabilities as advance ticket sales. The Company records passenger ticket sales and tickets sold by other airlines for use on United or Continental as passenger revenue when the transportation is provided or upon estimated breakage. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date.

Fees charged in association with changes or extensions to non-refundable tickets are recorded as other revenue at the time the fee is incurred. The fare on the changed ticket, including any additional collection, is deferred and recognized in accordance with our transportation revenue recognition policy at the time the transportation is provided. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous sale. Therefore, the pricing of the change fee and the initial customer order are separately determined and represent distinct earnings processes. Refundable tickets expire after one year.

The Company records an estimate of breakage revenue on the flight date for tickets that will expire unused. These estimates are based on the evaluation of actual historical results. During the year ended December 31, 2012, UAL revised its estimate of breakage resulting in a reduction of passenger revenue of approximately $100 million (the majority of which relates to Continental). The Company recognizes cargo and other revenue as service is provided.

Under our capacity purchase agreements with regional carriers, we purchase all of the capacity related to aircraft covered by the contracts and are responsible for selling all of the related seat inventory. We record the passenger revenue and related expenses as separate operating revenue and expense in the consolidated statement of operations.

In the separate financial statements of United and Continental, for tickets sold by one carrier but flown by the other, the carrier that operates the aircraft recognizes the associated revenue. Starting in March 2012, all tickets were sold through United. See Note 20 for additional information regarding related party transactions.

Accounts receivable primarily consist of amounts due from credit card companies and customers of our aircraft maintenance and cargo transportation services. We provide an allowance for uncollectible accounts equal to the estimated losses expected to be incurred based on historical write-offs and other specific analyses. Bad debt expense and write-offs were not material for the years ended December 31, 2012, 2011 and 2010.

(c)	Frequent Flyer Accounting—The Company has a frequent flyer program that is designed to increase customer loyalty. Program participants earn mileage credits (“miles”) by flying on United, Continental and certain other participating airlines. Program participants can also earn miles through purchases from other non-airline partners that participate in the Company’s loyalty program. We sell miles to these partners, which include credit card issuers, retail merchants, hotels, car rental companies, and our participating airline partners. Miles can be redeemed for free, discounted or upgraded air travel and non-travel awards. The Company records its obligation for future award redemptions using a deferred revenue model.

In the first quarter of 2012, the Company moved to a single loyalty program, MileagePlus. Continental’s loyalty program formally ended in the first quarter of 2012, at which point United automatically enrolled OnePass members in MileagePlus and deposited into those MileagePlus accounts award miles equal to OnePass members’ award miles balance.

Miles Earned in Conjunction with Flights

In the case of the sale of air services, the Company recognizes a portion of the ticket sales as revenue when the air transportation occurs and defers a portion of the ticket sale representing the value of the related miles.

The Company adopted Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”) on January 1, 2011. In accordance with ASU 2009-13, the Company determines the estimated selling price of the air transportation and miles as if each element is sold on a separate basis. The total consideration from each ticket sale is then allocated to each of these elements individually on a pro rata basis. The Company revised the estimated selling price of miles as a prospective change in estimate, effective January 1, 2012, and it is based on the price we sell miles to Star Alliance partners in our reciprocal frequent flyer agreements as the best estimate of selling price for these miles. Any changes to the composition of Star Alliance airline partners may result in the existing estimated selling price of air transportation miles no longer being representative of the best estimate of selling price and could result in a change to the amount and method we use to determine the estimated selling price. On February 14, 2013, US Airways announced an agreement to merge with AMR Corporation and its intent to exit Star Alliance as a result of such merger. We are currently unable to estimate the timing or amount of any changes to estimated selling price as a result of this merger.

Prior to 2011, the Company accounted for the sale of air transportation by deferring the fair value of miles and recognizing the residual amount of ticket proceeds as passenger revenue at the time the air transportation was provided. The fair value of miles was based on an equivalent ticket value that was a weighted average ticket value of each outstanding mile, based upon projected redemption patterns for available award choices when such miles were consumed.

Co-branded Credit Card Partner Mileage Sales

United also has a significant contract to sell frequent flyer miles to its co-branded credit card partner, Chase Bank USA, N.A. (“Chase”). On June 9, 2011, this contract was modified and the Company entered into The Consolidated Amended and Restated Co-Branded Card Marketing Services Agreement dated June 9, 2011 (the “Co-Brand Agreement”) with Chase.

The Company has identified five revenue elements in the Co-Brand Agreement: the air transportation element represented by the value of the mile (generally resulting from its redemption for future air transportation); use of the United brand and access to frequent flyer member lists; advertising; baggage services; and airport lounge usage (together, excluding “the air transportation element”, the “marketing-related deliverables”).

The fair value of the elements is determined using management’s estimated selling price of each element. The objective of using the estimated selling price based methodology is to determine the price at which we would transact a sale if the product or service were sold on a stand-alone basis. Accordingly, we determine our best estimate of selling price by considering multiple inputs and methods including, but not limited to, discounted cash flows, brand value, volume discounts, published selling prices, number of miles awarded and number of miles redeemed. The Company estimated the selling prices and volumes over the term of the Co-Brand Agreement in order to determine the allocation of proceeds to each of the multiple elements to be delivered.

The estimated selling price of miles is based on the contractual rate at which we sell miles to our Star Alliance partners participating in reciprocal frequent flyer programs as the best estimate of selling price for these miles, which is generally consistent with the methodology described in Miles Earned in Conjunction with Flights, above. Management prospectively applied this change in estimate effective January 1, 2012. The financial impact of this change in estimate was substantially offset by the Company’s change in estimate of its breakage for a portion of its miles, which were previously not subject to an expiration policy. The revised estimates to breakage increased the estimate of miles in the population that are expected to ultimately expire.

The transition provisions of ASU 2009-13 required the Company’s existing deferred revenue balance be adjusted retroactively to reflect the value of any undelivered element remaining at the date of contract modification as if we had been applying ASU 2009-13 since the initiation of the Co-Brand Agreement.

We applied this transition provision by revaluing the undelivered air transportation element using its new estimated selling price as determined in connection with the contract modification. This estimated selling price was lower than the rate at which the undelivered element had been deferred under the previous co-branded credit card contracts, and as a result, we recorded a one-time non-cash adjustment to decrease frequent flyer deferred revenue and increase special revenues by $107 million in June 2011, which is included in the table below under Accounting Policy Changes.

The Company records passenger revenue related to the air transportation element when the transportation is delivered. The other elements are generally recognized as other operating revenue when earned.

Prior to 2011, the Company had two primary revenue elements, marketing and air transportation, using an equivalent ticket value to determine the fair value of miles, and applying a residual accounting methodology to allocate the arrangement consideration.

Expiration of Miles

United accounts for miles sold and awarded that will never be redeemed by program members, which we refer to as “breakage,” using the redemption method. UAL reviews its breakage estimates annually based upon the latest available information regarding redemption and expiration patterns. The Company re-evaluated its population breakage estimates for a portion of its miles, which were previously not subject to an expiration policy, and increased the estimate of miles in the population expected to ultimately expire.

The Company’s estimate of the expected expiration of miles requires significant management judgment. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance as well as recognized revenues from the programs.

Accounting Policy Changes

The application of ASU 2009-13 in 2011 to passenger ticket transactions and the Chase co-branded credit card relationship (including the special revenue item) resulted in the following estimated increases to revenue in the year of adoption (in millions, except per share amounts):

	Year Ended December 31, 2011
	UAL	United	Continental
Operating revenue (including special revenue item)	$600	$395	$205
Per basic share	1.82	NM	NM
Per diluted share	1.57	NM	NM

The annual impact of adopting ASU 2009-13 on operating revenue will decrease over time. Our ability to project the annual decline for each year is significantly impacted by credit card sales volumes, frequent flyer redemption patterns, and other factors, including the 2012 changes in breakage from the application of the 18 month expiration policy to certain miles and the change in estimated selling price for flight miles, all of which are described above. As a result, the impact of the accounting change in 2012 and future periods cannot be objectively determined.

Other Information

The following table provides additional information related to the frequent flyer program at the UAL consolidated level (in millions):

Year Ended December 31,	Cash Proceeds from Miles Sold	Other Revenue Recognized Upon Award of Miles to Third-Party Customers (a)	Increase in Frequent Flyer Deferred Revenue for Miles Awarded (b)	Net Increase in Advanced Purchase of Miles (c)
2012	$2,852	$816	$2,036	$—
2011	3,121	566	2,357	198
2010	2,156	331	1,739	86

(a)	This amount represents other revenue recognized during the period from the sale of miles to third parties, representing the marketing services component of the sale.
(b)	This amount represents the increase to frequent flyer deferred revenue during the period.
(c)	This amount represents the net increase in the advance purchase of miles obligation due to cash payments for the sale of miles in excess of miles awarded to customers.

Continental’s frequent flyer program accounting changed significantly as a result of the Merger. See Continental Predecessor Accounting Policies, below, for the Continental Predecessor policy.

(d)	Cash and Cash Equivalents and Restricted Cash— Highly liquid investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents.

Restricted cash primarily includes cash collateral associated with workers’ compensation obligations, reserves for institutions that process credit card ticket sales and cash collateral received from fuel hedge counterparties. Restricted cash, cash equivalents and investments are classified as short-term or long-term in the consolidated balance sheets based on the expected timing of return of the assets to the Company. Airline industry practice includes classification of restricted cash flows as either investing cash flows or operating cash flows. Cash flows related to restricted cash activity are classified as investing activities because the Company considers restricted cash arising from these activities similar to an investment.

(e)	Short-term Investments—Short-term investments are classified as available-for-sale and are stated at fair value. Realized gains and losses on sales of investments are reflected in nonoperating income (expense) in the consolidated statements of operations. Unrealized gains and losses on available-for-sale securities are reflected as a component of accumulated other comprehensive income/loss.

(f)	Aircraft Fuel, Spare Parts and Supplies—The Company accounts for aircraft fuel, spare parts and supplies at average cost and provides an obsolescence allowance for aircraft spare parts and supplies.

(g)	Property and Equipment—The Company records additions to owned operating property and equipment at cost when acquired. Property under capital leases and the related obligation for future lease payments are recorded at an amount equal to the initial present value of those lease payments. Modifications that enhance the operating performance or extend the useful lives of airframes or engines are capitalized as property and equipment. It is the Company’s policy to record liquidated damages from late delivery of aircraft as a reduction of the cost of the related aircraft.

Depreciation and amortization of owned depreciable assets is based on the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the remaining term of the lease, including estimated facility renewal options when renewal is reasonably assured at key airports, or the estimated useful life of the related asset, whichever is less. Properties under capital leases are amortized on the straight-line method over the life of the lease or, in the case of certain aircraft, over their estimated useful lives, whichever is shorter. Amortization of capital lease assets is included in depreciation and amortization expense. The estimated useful lives of property and equipment are as follows:

Estimated Useful Life (in years)
Aircraft and related rotable parts	27 to 30
Buildings	25 to 45
Other property and equipment	4 to 15
Computer software	5
Building improvements	1 to 40

As of December 31, 2012, UAL, United and Continental had a carrying value of computer software of $302 million, $68 million and $234 million, respectively. For the year ended December 31, 2012, UAL, United and Continental depreciation expense related to computer software was $81 million, $37 million and $44 million, respectively. Aircraft parts were assumed to have residual values with a range of 7% to 11% of original cost, depending on type, and other categories of property and equipment were assumed to have no residual value.

(h)	Maintenance and Repairs—The cost of maintenance and repairs, including the cost of minor replacements, is charged to expense as incurred, except for costs incurred under our power-by-the-hour (“PBTH”) engine maintenance agreements. PBTH contracts transfer certain risk to third-party service providers and fix the amount we pay per flight hour or per cycle to the service provider in exchange for maintenance and repairs under a predefined maintenance program. Under PBTH agreements, the Company recognizes expense at a level rate per engine hour, unless the level of service effort and the related payments during the period are substantially consistent, in which case the Company recognizes expense based on the amounts paid.

(i)	Lease Fair Value Adjustments—Lease fair value adjustments, which arose from recording operating leases at fair value under fresh start accounting or the Merger, are amortized on a straight line basis over the related lease term.

(j)	Regional Capacity Purchase—Payments made to regional carriers under capacity purchase agreements are reported in regional capacity purchase in our consolidated statements of operations. As of December 31, 2012, United had 222 call options to purchase regional jet aircraft being operated by certain regional carriers. At December 31, 2012, none of the call options was exercisable because none of the required conditions to make an option exercisable by United was met.

(k)	Advertising—Advertising costs, which are included in other operating expenses, are expensed as incurred. Advertising expenses for the three years ended December 31 were as follows (in millions):

	UAL	United	Continental Successor	Continental Predecessor
2012	$154	$83	$71
2011	142	73	69
2010	90	67	23	$74

(l)	Intangibles—The Company has finite-lived and indefinite-lived intangible assets, including goodwill. As of December 31, 2012, goodwill represents the excess purchase price over the fair values of tangible and identifiable intangible assets acquired and liabilities assumed from Continental in the Merger. Finite-lived intangible assets are amortized over their estimated useful lives. Goodwill and indefinite-lived intangible assets are not amortized but are reviewed for impairment annually or more frequently if events or circumstances indicate that the asset may be impaired. Goodwill and indefinite-lived assets are reviewed for impairment on an annual basis as of October 1, or on an interim basis whenever a triggering event occurs.

In most cases, these indefinite-lived assets are separately associated with and directly assignable to a specific separate company. In cases where the asset is shared between the companies, a prorate allocation was performed based on historical financial and operating measures. This resulted in a fair value allocation of such assets to United and Continental of 54% and 46%, respectively. Any impairment charges resulting from the testing of the fair values of these indefinite-lived intangible assets are also assigned to the applicable company using the same methodology; the impairment charge is recognized at the company to which the asset is assigned. See Notes 4 and 21 for additional information related to intangibles, including impairments recognized in 2012, 2011 and 2010.

(m)	Long-Lived Asset Impairments—The Company evaluates the carrying value of long-lived assets and intangible assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. For purposes of this testing, the Company has generally identified the aircraft fleet type as the lowest level of identifiable cash flows for purposes of testing aircraft for impairment. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value. See Note 21 for information related to asset impairments.

(n)	Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Obligations for cash-settled restricted stock units (“RSUs”) are remeasured at fair value throughout the requisite service period on the last day of each reporting period based upon the Company’s stock price. In addition to the service requirement, cash-settled performance-based RSUs have performance metrics that must be achieved prior to vesting. These awards are accrued based on the expected level of achievement at each reporting period. A cumulative adjustment is recorded to adjust compensation expense based on the current fair value of the awards and expected level of achievement for the performance-based awards. See Note 7 for additional information on the Company’s share-based compensation plans.

(o)	Ticket Taxes—Certain governmental taxes are imposed on the Company’s ticket sales through a fee included in ticket prices. The Company collects these fees and remits them to the appropriate government agency. These fees are recorded on a net basis (excluded from operating revenue).

(p)	Retirement of Leased Aircraft—The Company accrues for estimated lease costs over the remaining term of the lease at the present value of future minimum lease payments, net of estimated sublease rentals (if any), in the period that aircraft are permanently removed from service. When reasonably estimable and probable, the Company estimates maintenance lease return condition obligations for items such as minimum aircraft and engine conditions specified in leases and accrues these amounts over the lease term while the aircraft are operating, and any remaining unrecognized estimated obligations are accrued in the period that an aircraft is removed from service.

(q)	Uncertain Income Tax Positions—The Company has recorded reserves for income taxes and associated interest that may become payable in future years. Although management believes that its positions taken on income tax matters are reasonable, the Company nevertheless has established tax and interest reserves in recognition that various taxing authorities may challenge certain of the positions taken by the Company, potentially resulting in additional liabilities for taxes and interest. The Company’s uncertain tax position reserves are reviewed periodically and are adjusted as events occur that affect its estimates, such as the availability of new information, the lapsing of applicable statutes of limitation, the conclusion of tax audits, the measurement of additional estimated liability, the identification of new tax matters, the release of administrative tax guidance affecting its estimates of tax liabilities, or the rendering of relevant court decisions. See Note 8 for further information related to uncertain income tax positions.

(r)	Labor Costs—The Company records expenses associated with amendable labor agreements when the employee group has earned the compensation and the amounts are probable and estimable. These include costs associated with lump sum cash payments that would be made in conjunction with the ratification of labor agreements. To the extent these upfront costs are in lieu of future pay increases, they would be capitalized and amortized over the term of the labor agreements. If not, these amounts would be expensed when they become probable and estimable.

(s)	Third-Party Business—United has third-party business revenue that includes fuel sales, catering, ground handling, maintenance services and frequent flyer award non-air redemptions, and third-party business revenue is recorded in other revenue. The Company has a contract to sell aircraft fuel to a third party which is earnings-neutral but results in revenue and expense, specifically cost of sale which is unrelated to the operation of the airline. United also incurs third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, and those third-party business expenses are recorded in other operating expenses.

Continental Predecessor Accounting Policies

The following summarizes Continental Predecessor accounting policies that materially differ from the Company’s accounting policies, described above.

Revenue Recognition—Continental Predecessor recognized passenger revenue for ticket breakage when the ticket expired unused.

Frequent Flyer Accounting—Continental accounted for mileage credits earned by flying on Continental under an incremental cost model, rather than a deferred revenue model. For those frequent flyer accounts that had sufficient mileage credits to claim the lowest level of free travel, Continental recorded a liability for either the estimated incremental cost of providing travel awards that were expected to be redeemed for travel on Continental or the contractual rate of expected redemption on alliance carriers. Incremental cost included the cost of fuel, meals, insurance and miscellaneous supplies, less any fees charged to the passenger for redeeming the rewards, but did not include any costs for aircraft ownership, maintenance, labor or overhead allocation. The liability was adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the frequent flyer program. Changes in the liability were recognized as passenger revenue in the period of change.

NOTE 3 — RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-04 (“ASU 2011-04”), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS. Some of the key amendments to the fair value measurement guidance include the highest and best use and valuation premise for nonfinancial assets, application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk, premiums or discounts in fair value measurement and fair value of an instrument classified in a reporting entity’s shareholders’ equity. Additional disclosures for fair value measurements categorized in Level 3 of the fair value hierarchy include a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, a description of the valuation processes in place, a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs and the level in the fair value hierarchy of items that are not measured at fair value in the consolidated balance sheet but whose fair value must be disclosed. ASU 2011-04 became effective for the Company’s annual and interim periods beginning January 1, 2012, and the required disclosures are disclosed in Note 12 of this report.

NOTE 4 - GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents information about the Company’s goodwill and other intangible assets at December 31 (in millions):

			2012		2011
UAL	Asset life (a)		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill			$4,523		$4,523
Finite-lived intangible assets
Airport slots and gates			$99	$75	$100	$61
Hubs			145	52	145	44
Patents and tradenames			108	99	108	86
Frequent flyer database			1,177	447	1,177	381
Contracts			167	75	167	64
Other			109	44	109	34

Total			$1,805	$792	$1,806	$670

Indefinite-lived intangible assets
Airport slots and gates			$981		$1,011
Route authorities			1,606		1,606
Tradenames and logos			593		593
Alliances			404		404

Total			$3,584		$3,614

United			2012		2011
Finite-lived intangible assets
Airport slots and gates	9		$72	$59	$72	$52
Hubs	20		145	52	145	44
Patents	3		70	70	70	70
Frequent flyer database	21	(b)	521	327	521	296
Contracts	13		140	68	140	60
Other	7		12	12	13	12

Total			$960	$588	$961	$534

Indefinite-lived intangible assets
Airport slots			$201		$201
Route authorities			1,117		1,117
Tradenames			420		420
Alliances			118		118

Total			$1,856		$1,856

Continental			2012		2011
Goodwill			$4,523		$4,523
Finite-lived intangible assets
Airport slots	4		$27	$16	$28	$9
Frequent flyer database	23	(b)	656	120	656	85
Tradenames	3		38	29	38	16
Contracts	10		27	7	27	4
Other	27		97	32	96	22

Total			$845	$204	$845	$136

Indefinite-lived intangible assets
Airport slots			$782		$812
Route authorities			489		489
Alliances			286		286
Tradenames and logos			173		173

Total			$1,730		$1,760

(a)	Weighted average life expressed in years. UAL is covered by the weighted average of each of its individual subsidiaries.
(b)	The United and Continental frequent flyer databases are amortized based on an accelerated amortization schedule to reflect utilization of the assets. Estimated cash flows correlating to the expected attrition rate of customers in the frequent flyer databases were considered in the determination of the amortization schedules.

The following table presents information related to the Company’s actual and expected future amortization expense (in millions):

Actual Amortization:	UAL	United	Continental Successor	Continental Predecessor
2012	$121	$55	$66
2011	169	61	108
2010	96	65	31	$11

Projected Amortization:
2013	$142	$52	$90
2014	129	46	83
2015	106	37	69
2016	91	34	57
2017	81	32	49

See Note 21 for information related to impairment of intangible assets.

NOTE 5 — COMMON STOCKHOLDERS’ EQUITY AND PREFERRED SECURITIES

UAL

At December 31, 2012, approximately 72 million shares of UAL common stock were reserved for future issuance related to the conversion of convertible debt securities and the issuance of equity based awards under UAL’s incentive compensation plans.

As of December 31, 2012, UAL had two shares of junior preferred stock (par value $0.01 per share) outstanding. In addition, UAL is authorized to issue 250 million shares of preferred stock (without par value) under UAL’s amended and restated certificate of incorporation.

In 2010, approximately nine million shares of UAL common stock were issued upon the redemption of Continental’s $175 million aggregate principal amount of 5% Convertible Notes due 2023. See Note 14 for additional information related to this transaction.

In October 2010, approximately 148 million shares of UAL common stock were issued to Continental stockholders in exchange for Continental common stock in connection with the Merger. See Note 1 for additional information related to this transaction.

Continental

In connection with the Merger, on October 1, 2010, all outstanding 141 million shares of Continental common stock were converted into and exchanged for 1.05 fully paid and nonassessable shares of UAL common stock with any fractional shares paid in cash. The shares of Continental common stock that were acquired by UAL were subsequently canceled and replaced with 1,000 shares of common stock ($0.01 par value), all of which are owned by UAL as of December 31, 2012.

NOTE 6 — EARNINGS (LOSS) PER SHARE

The computations of UAL’s basic and diluted earnings (loss) per share and the number of securities that have been excluded from the computation of diluted earnings per share amounts because they were antidilutive are set forth below (in millions, except per share amounts):

	2012	2011	2010
Basic earnings (loss) per share:
Net income (loss)	$(723)	$840	$253
Less: Income allocable to participating securities	—	(3)	(1)

Earnings (loss) available to common stockholders	$(723)	$837	$252

Basic weighted-average shares outstanding	331	329	207

Earnings (loss) per share, basic	$(2.18)	$2.54	$1.22

Diluted earnings (loss) per share:
Earnings (loss) available to common stockholders	$(723)	$837	$252
Effect of UAL 6% senior convertible notes	—	18	18
Effect of Continental 4.5% convertible notes	—	9	2
Effect of Continental 5% convertible notes	—	—	1

Earnings (loss) available to common stockholders including the effect of dilutive securities	$(723)	$864	$273

Basic weighted-average shares outstanding	331	329	207
Effect of UAL 6% senior convertible notes	—	40	40
Effect of Continental 4.5% convertible notes	—	12	3
Effect of employee stock options	—	2	2
Effect of Continental 5% convertible notes	—	—	1

Diluted weighted-average shares outstanding	331	383	253

Earnings (loss) per share, diluted	$(2.18)	$2.26	$1.08

Potentially dilutive shares excluded from diluted per share amounts:
UAL 6% senior convertible notes	40	—	—
Continental 4.5% convertible notes	12	—	—
UAL 4.5% senior limited-subordination convertible notes	5	11	22
Stock options	4	5	9
Continental 6% convertible junior subordinated debentures	4	4	1
Restricted shares	1	1	—
UAL 5% senior convertible notes	—	—	3

	66	21	35

The adjustments to earnings (loss) available to common stockholders are net of the related effect of profit sharing and income taxes, where applicable.

Continental Predecessor

The computations of Continental Predecessor’s basic and diluted earnings per share for the periods Continental had outstanding publicly-traded equity securities are set forth below (in millions, except per share amounts):

Nine Months Ended September 30, 2010
Basic earnings per share:
Net income	$441

Earnings available to common stockholders	$441

Basic weighted-average shares outstanding	140

Earnings per share, basic	$3.16

Diluted earnings per share:
Earnings available to common stockholders	$441
Effect of 5% convertible notes	10
Effect of 6% convertible junior subordinated debentures	10
Effect of 4.5% convertible notes	7

Earnings available to common stockholders including the effect of dilutive securities	$468

Basic weighted-average shares outstanding	140
Effect of 4.5% convertible notes	12
Effect of 5% convertible notes	9
Effect of 6% convertible junior subordinated debentures	4
Effect of employee stock options	2

Dilutive weighted-average shares outstanding	167

Earnings per share, diluted	$2.81

The adjustments to earnings available to common stockholders are net of the related effect of profit sharing and income taxes, where applicable.

Approximately two million weighted average options to purchase shares of Continental common stock for the nine months ended September 30, 2010 were excluded from the computation of diluted earnings per share because the effect of including the options would have been antidilutive.

NOTE 7 — SHARE-BASED COMPENSATION PLANS

Prior to the Merger, UAL and Continental maintained separate share-based compensation plans. These plans provide for grants of qualified and non-qualified stock options, stock appreciation rights, restricted stock awards, RSUs, performance compensation awards, performance units, cash incentive awards and other types of equity-based and equity-related awards. As part of the Merger, UAL assumed all of Continental’s outstanding share-based compensation plans.

All awards are recorded as equity or a liability in UAL’s consolidated balance sheet. The share-based compensation expense specifically attributable to the employees of United and Continental is directly recorded to salaries and related costs, or integration-related expense, within each of their respective statements of operations. United and Continental record an allocation of share-based expense for employees that devote a significant amount of time to both companies. As United and Continental do not sponsor their own share-based compensation plans, the disclosures below primarily relate to UAL. See the “Continental Predecessor” section below, for share-based compensation disclosures applicable to Continental prior to the Merger.

In February 2012, UAL granted share-based compensation awards pursuant to the United Continental Holdings, Inc. 2008 Incentive Compensation Plan. These share-based compensation awards include approximately 0.5 million shares of restricted stock and 0.6 million of RSUs that vest pro-rata over three years on the anniversary of the grant date. The time vested RSUs are cash-settled based on the 20-day average closing price of UAL common stock immediately prior to the vesting date. In addition, UAL granted 1.3 million performance-based RSUs that will vest based on UAL’s return on invested capital for the three years ending December 31, 2014. If this performance condition is achieved, cash payments will be made after the end of the performance period based on the 20-day average closing price of UAL common stock immediately prior to the vesting date. The Company accounts for the RSUs as liability awards.

The following table provides information related to UAL share-based compensation plan cost, for the years ended December 31 (in millions):

	2012	2011	2010
Compensation cost: (a), (b)
Restricted stock units	$37	$18	$20
Restricted stock	13	12	6
Share-based awards converted to cash awards (c)	6	19	84
Stock options	1	5	7

Total	$57	$54	$117

(a)	All compensation cost is recorded to Salaries and related costs, with the exception of $9 million, $17 million and $70 million in 2012, 2011 and 2010, respectively, that was recorded in integration and Merger-related costs as a component of special charges, respectively.
(b)	United recorded $32 million, $28 million and $63 million of compensation cost related to UAL’s share-based plans during 2012, 2011 and 2010, respectively. These amounts included $5 million, $7 million and $24 million that were classified as integration and Merger-related costs as a component of special charges during 2012, 2011 and 2010, respectively. Continental Successor recorded $25 million, $26 million and $54 million of compensation cost related to UAL’s share-based plans during 2012, 2011 and 2010, respectively. These amounts included $4 million, $10 million and $46 million that were classified as integration and Merger-related costs as a component of special charges during 2012, 2011 and 2010, respectively.
(c)	As described below, in connection with the Merger, certain awards were converted into fixed cash equivalents.

The table below summarizes UAL’s unearned compensation and weighted-average remaining period to recognize costs for all outstanding share-based awards for the year ended December 31, 2012 (in millions, except as noted):

	Unearned Compensation (a)	Weighted- Average Remaining Period (in years)
Restricted stock units	$24	1.1
Restricted stock	7	1.4
Share-based awards converted to cash awards	1	0.2
Stock options	1	1.2

Total	$33

(a)	Compensation cost attributable to future service related to unvested awards remaining to be recognized by United and Continental consists of $18 million and $15 million, respectively.

Merger Impacts—Continental Predecessor Share-Based Awards. Prior to completion of the Merger, Continental had outstanding stock options, non-employee director restricted stock awards and performance compensation awards (profit based RSUs) that were issued pursuant to its incentive compensation plans. Under the terms of Continental’s incentive plans, substantially all of the outstanding equity awards fully vested as a result of the Merger. The equity awards were assumed and issued by UAL using a 1.05 conversion rate and had a fair value of approximately $78 million at the Merger closing date which was included in the acquisition cost. In addition, as a result of the Merger, the performance criteria related to the profit based RSUs (“PBRSUs”) was deemed to be achieved for each open performance period (the three-year periods beginning January 1, 2008, 2009 and 2010) at a payment percentage of 150% and the minimum cash balance requirement was deemed satisfied. Following the Merger closing date, with limited exceptions as described below, payments under all outstanding PBRSUs remain subject to continued employment by the participant and will continue to be paid on their normal payment date over a three-year period. The PBRSUs were converted into a fixed cash equivalent based on a stock price of $23.48, the average closing price per share of Continental common stock for the 20 trading days preceding the completion of the Merger.

Merger Impacts—United Share-Based Awards. In May 2010, the UAL Board of Directors made a determination that the Merger should be considered a change of control for purposes of all outstanding awards. Accordingly, upon the completion of the Merger on October 1, 2010, eligible outstanding equity-based awards immediately vested except for certain officer awards that are subject to separate agreements, as discussed below. In September 2010, the Human Resources Subcommittee of the UAL Board of Directors elected to settle all eligible RSUs in cash. As a result, participants received $23.66 in exchange for each share unit, based on the closing price of UAL stock on the day prior to the Merger closing. The cash payment to settle these awards was $18 million and was paid during the fourth quarter of 2010.

Certain officers entered into separate agreements with the Company pursuant to which they agreed to waive the provisions providing for accelerated vesting upon the change of control. As part of the agreements, the outstanding restricted stock awards and RSUs were converted into fixed cash equivalents based on a stock price of $22.33 per share, UAL’s average closing share price for the preceding 20 days prior to the closing of the Merger. Following the Merger, with limited exceptions as described below, the payment of these awards remains subject to continued employment by the participant and will be paid on the original vesting dates. Upon termination of employment under certain circumstances following the Merger, the participant is entitled to a cash settlement. In the fourth quarter of 2010, UAL paid $19 million in cash for settlement of these awards in connection with Merger-related terminations.

Stock Options. The Company has not granted any stock options since 2010. Historically, stock options were awarded with exercise prices equal to the fair market value of UAL’s common stock on the date of grant. UAL stock options generally vest over a period of either three or four years and have a contractual life of 10 years. The Continental Predecessor stock options generally have an original contractual life of five years (management level employee options) or 10 years (outside directors). Expense related to each portion of an option grant is recognized on a straight-line basis over the specific vesting period for those options.

The table below summarizes UAL stock option activity for the years ended December 31, 2012, 2011 and 2010 (shares in thousands):

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2010	6,406	$22.42
Issued in exchange for Continental options	7,366	16.77
Exercised	(2,467)	8.13		$42
Surrendered	(253)	28.77

Outstanding at December 31, 2010	11,052	21.70
Exercised	(2,449)	10.77		33
Surrendered	(1,657)	29.07

Outstanding at December 31, 2011	6,946	23.80
Exercised	(1,327)	12.42		14
Surrendered	(1,012)	30.50

Outstanding at December 31, 2012	4,607	25.60	2.9	20

Exercisable at December 31, 2012	4,358	25.76	2.9	20

The following table provides additional information for Continental Predecessor options granted in 2010 which were valued at the Merger date:

Weighted-average fair value assumptions:	2010
Risk-free interest rate	0.1 - 1.8%
Dividend yield	—%
Expected market price volatility of UAL common stock	75%
Expected life of options (years)	0.1 - 6.3
Weighted-average fair value	$11.52

The fair value of options is determined at the grant date, and at the Merger date in the case of Continental Predecessor options, using a Black Scholes option pricing model, which requires UAL to make several assumptions. The risk-free interest rate is based on the U.S. treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on UAL’s common stock was assumed to be zero since UAL did not have any plans to pay dividends at the time of the option grants.

The volatility assumptions were based upon historical volatilities of UAL and other comparable airlines whose shares are traded using daily stock price returns equivalent to the contractual term of the option. In addition, implied volatility data for both UAL and other comparable airlines, using current exchange-traded options, was utilized.

The expected lives of the options were determined based upon either a simplified assumption that the option will be exercised evenly from vesting to expiration or estimated using historical experience for the assumed options. The terms of certain UAL awards do not provide for the acceleration of vesting upon retirement. In addition, certain UAL awards and the assumed options awarded to employees that are retirement eligible either at the grant date or within the vesting period is considered vested at the respective retirement eligibility date.

Restricted Stock Awards and Restricted Stock Units. During 2011, the Compensation Committee of the UAL Board of Directors determined that all outstanding UAL RSUs will be settled in cash. As of December 31, 2012, UAL, United and Continental had recorded a liability of $57 million, $42 million and $15 million, respectively, related to its unvested RSUs. UAL paid $35 million, $57 million and $84 million related to its share-based liabilities during 2012, 2011 and 2010, respectively, consisting of $16 million, $6 million and $48 million related to United and $19 million, $51 million and $36 million related to Continental Successor, respectively.

The table below summarizes UAL’s RSU and restricted stock activity for the years ended December 31, 2012, 2011 and 2010 (shares in thousands):

	Restricted Stock Units	Weighted- Average Grant Price	Restricted Stock	Weighted- Average Grant Price
Non-vested at January 1, 2010	1,719	$4.90	811	$27.82
Assumed in Merger	—	—	20	23.66
Granted	1,395	22.20	212	24.55
Modified	(449)	21.63	449	21.63
Converted to fixed cash equivalent	(1,496)	—	(164)	—
Vested	(1,069)	22.41	(651)	31.47
Surrendered	(49)	10.55	(6)	11.03

Non-vested at December 31, 2010	51	22.85	671	17.20
Granted	3,655	19.89	536	23.87
Vested	(141)	18.13	(195)	22.26
Surrendered	(199)	19.90	(27)	23.95

Non-vested at December 31, 2011	3,366	19.98	985	23.33
Granted	1,986	22.20	545	24.01
Vested	(552)	21.21	(643)	23.05
Surrendered	(569)	22.19	(115)	24.01

Non-vested at December 31, 2012	4,231	22.22	772	23.94

The fair value of RSUs and restricted shares vested in 2012, 2011 and 2010 was $27 million, $7 million and $33 million, respectively. The fair value of the restricted stock awards was primarily based upon the share price on the date of grant. These awards are accounted for as equity awards. The fair value of the cash-settled RSUs was based upon the Company’s stock price as of the last day preceding the settlement date. These awards were accounted for as liability awards. Restricted stock vesting and the recognition of the expense is similar to the stock option vesting described above.

Continental Predecessor

Share-Based Compensation Expense. Total share-based compensation expense included in salaries and related costs for the nine months ended September 30, 2010 was $57 million.

Stock Options. Stock options were awarded with exercise prices equal to the fair market value of Continental’s common stock on the date of grant. Management level employee stock options typically vested over a four year period and generally had five year terms. Expense related to each portion of an option grant was recognized on a straight-line basis over the specific vesting period for those options. Outside director stock options vested in full on the date of grant and had ten year terms. All outstanding options under the Continental 2005 Pilot Supplemental Option Plan, which vested over three years and have terms of six to eight years, and the

Continental 2005 Broad Based Employee Stock Option Plan, which vested over three years and have a term of six years, were already fully vested on the Merger closing date. Outstanding stock options granted under the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, and the Continental 1997 Stock Incentive Plan became exercisable in full upon the closing of the Merger. Outstanding stock options granted under the Continental Incentive Plan 2010 vest on their original vesting schedule or earlier if the holder experiences an involuntary termination within two years of the Merger closing date.

The table below summarizes stock option transactions pursuant to Continental plans for Continental Predecessor activity for the nine months ended September 30, 2010 (shares in thousands):

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2010	8,114	$16.08
Granted	654	23.83
Exercised	(1,652)	11.92		$18
Surrendered	(92)	29.59

Outstanding at September 30, 2010	7,024	17.60	2.0	61

The following table provides additional information for options granted by Continental Predecessor in 2010.

Weighted-average fair value assumptions:	2010
Risk-free interest rate	1.4%
Dividend yield	—%
Expected market price volatility of Continental common stock	88%
Expected life of options (years)	3.8
Weighted-average fair value	$14.55

The Black-Scholes-Merton option-pricing model was used to value the options at the grant date. The risk-free interest rate was based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on Continental common stock was assumed to be zero since Continental historically had not paid dividends. The market price volatility of Continental common stock was based on the historical volatility of the common stock over a time period equal to the expected term of the option and ending on the grant date. The expected life of the options was based on Continental’s historical experience for various work groups. Expense was recognized only for those option awards expected to vest, using an estimated forfeiture rate based on historical experience.

Profit Based RSU Awards. See Merger Impacts-Continental Predecessor Share-Based Awards, above, for a discussion of the impact of the Merger on PBRSU awards. Continental issued PBRSU awards pursuant to its long-term incentive and RSU programs, which provided for cash payments to Continental’s officers upon the achievement of specified profit sharing-based performance targets. The performance targets required that Continental reach target levels of cumulative employee profit sharing during the performance period and that Continental had net income calculated in accordance with GAAP for the applicable fiscal year in which the cumulative profit sharing target was met. To serve as a retention feature, payments related to the achievement of a performance target generally were made in annual increments over a three-year period to participants who remain continuously employed by Continental through each payment date. Payments also were conditioned on Continental having, at the end of the fiscal year preceding the date any payment was made, a minimum unrestricted cash, cash equivalents and short-term investments balance as set by the Human Resources Committee of Continental’s Board of Directors. If Continental did not achieve the minimum cash balance applicable to a payment date, the payment was deferred until the next payment date (March 1 of the next year), subject to a limit on the number of years payments could be carried forward. Payment amounts were calculated based on the number of PBRSUs subject to the award, the average closing price of Continental common stock during the 20 trading days preceding the payment date and the payment percentage set by the Human Resources Committee of Continental’s Board of Directors for achieving the applicable profit sharing-based performance target.

Continental accounted for the PBRSU awards as liability awards. Once it became probable that a profit sharing-based performance target would be met, Continental measured the awards at fair value based on its current stock price. The related expense was recognized ratably over the required service period, which ended on each payment date, after adjustment for changes in the then-current market price of Continental’s common stock.

NOTE 8 — INCOME TAXES

The significant components of the income tax expense (benefit) are as follows (in millions):

2012	UAL	United	Continental Successor	Continental Predecessor
Current	$(14)	$(8)	$(1)
Deferred	13	17	(4)

	$(1)	$9	$(5)

2011
Current	$11	$3	$—
Deferred	(6)	—	(6)

	$5	$3	$(6)

2010
Current	$10	$—	$2	$1
Deferred	(10)	(12)	(6)	—

	$—	$(12)	$(4)	$1

The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows (in millions):

Year ended December 31, 2012	UAL	United	Continental Successor	Continental Predecessor
Income tax provision at statutory rate	$(253)	$(413)	$183
State income taxes, net of federal income tax	(15)	(20)	13
Foreign income taxes	7	6	1
Nondeductible employee meals	12	7	5
Nondeductible interest expense	19	19	—
Derivative market adjustment	—	—	(15)
Nondeductible compensation	5	3	2
Valuation allowance	234	415	(192)
Other, net	(10)	(8)	(2)

	$(1)	$9	$(5)

Year Ended December 31, 2011
Income tax provision at statutory rate	$298	$100	$199
State income taxes, net of federal income tax	(19)	(25)	8
Nondeductible acquisition costs	(17)	(8)	(9)
Nondeductible employee meals	12	7	5
Nondeductible interest expense	13	13	—
Derivative market adjustment	—	—	10
Nondeductible compensation	9	5	5
Valuation allowance	(294)	(92)	(223)
Other, net	3	3	(1)

	$5	$3	$(6)

Year Ended December 31, 2010
Income tax provision at statutory rate	$87	$135	$(35)	$155
State income taxes, net of federal income tax	24	24	1	8
Nondeductible acquisition costs	45	31	14	—
Nondeductible employee meals	8	7	1	3
Nondeductible interest expense	12	12	—	—
Change in tax law—Medicare Part D Subsidy	119	119	—	—
Nondeductible compensation	13	1	12	—
Goodwill credit	(22)	(22)	—	—
Valuation allowance	(290)	(322)	9	(166)
Tax benefit resulting from intraperiod tax allocation	—	—	(6)	—
Other, net	4	3	—	1

	$—	$(12)	$(4)	$1

State tax benefit recorded in 2011 resulted from certain adjustments to existing state tax net operating losses, such benefit was fully offset by an increase in the valuation allowance.

We are required to consider all items of income (including items recorded in other comprehensive income) in determining the amount of tax benefit that should be allocated to a loss from continuing operations. As a result, Continental Successor recorded $6 million of non-cash tax benefits on its loss from continuing operations for the three months ended December 31, 2010, which was exactly offset by income tax expense in other comprehensive income, a component of stockholder’s equity. Because the income tax expense on other comprehensive income is equal to the income tax benefit from continuing operations, Continental’s net deferred tax positions at December 31, 2010 was not impacted by this tax allocation.

Temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2012 and 2011 were as follows (in millions):

	UAL		United		Continental
	December 31,		December 31,		December 31,
	2012	2011	2012	2011	2012	2011
Deferred income tax asset (liability):
Federal and state net operating loss (“NOL”) carryforwards (a)	$3,025	$2,911	$1,707	$2,024	$1,250	$835
Frequent flyer deferred revenue (a)	2,425	2,386	1,931	1,487	495	903
Employee benefits, including pension, postretirement, medical and the Pension Benefit Guaranty Corporation (“PBGC”) notes (a)	2,488	1,897	1,648	1,275	843	703
Lease fair value adjustment	259	376	—	—	259	376
AMT credit carryforwards	251	268	246	263	5	5
Other assets (a)	947	1,251	343	560	539	581
Less: Valuation allowance	(4,603)	(4,137)	(3,068)	(2,614)	(1,435)	(1,434)

Total deferred tax assets	$4,792	$4,952	$2,807	$2,995	$1,956	$1,969

Depreciation, capitalized interest and other	$(3,705)	$(3,860)	$(2,137)	$(2,303)	$(1,565)	$(1,554)
Intangibles	(1,578)	(1,627)	(819)	(833)	(760)	(795)
Other liabilities	(509)	(453)	(227)	(218)	(179)	(173)

Total deferred tax liabilities	$(5,792)	$(5,940)	$(3,183)	$(3,354)	$(2,504)	$(2,522)

Net deferred tax liability	$(1,000)	$(988)	$(376)	$(359)	$(548)	$(553)

(a)	Deferred tax assets for 2012 reflect adjustments made in the current year to increase UAL and United’s deferred tax assets for frequent flyer deferred revenue and employee benefits by approximately $257 million and $187 million, respectively, and to reduce net operating loss carryforwards and other deferred tax assets by the same amounts.

As a result of the Merger, beginning October 1, 2010, Continental and its domestic consolidated subsidiaries joined the UAL federal consolidated tax return filing group, which also includes United and its domestic consolidated subsidiaries. Consolidated current and deferred tax expense was allocated to each of United and Continental using a method that treats each entity as though it had filed a separate tax return. Under the Company’s tax agreement, group members are compensated for their losses and other tax benefits only if they would be able to use those losses and tax benefits on a separate return basis. Tax liabilities between group members are settled in cash when the losses and tax benefits of one group have been fully exhausted and the Company begins making tax payments to tax authorities. Additionally, settlement in cash is required if a member leaves the consolidated tax group. Were a member to leave the group, its separate tax losses and benefits along with the corresponding receivable or liability to other group members may vary significantly from tax losses and benefits ascribed to it while a member of the group.

In addition to the deferred tax assets listed in the table above, UAL has an $883 million unrecorded tax benefit at December 31, 2012, primarily attributable to the difference between the amount of the financial statement expense and the allowable tax deduction for UAL common stock issued to certain unsecured creditors and employees pursuant to UAL Corporation’s Chapter 11 bankruptcy protection. This unrecorded tax benefit is accounted for by analogy to Accounting Standards Codification Topic 718 which requires recognition of the tax benefit to be deferred until it is realized as a reduction of taxes payable. Although not recognized for financial reporting purposes, this unrecognized tax benefit is available to reduce future income and is incorporated into the disclosed amounts of our federal and state NOL carryforwards, which are discussed below.

The federal and state NOL carryforwards relate to prior years’ NOLs, which may be used to reduce tax liabilities in future years. These tax benefits are mostly attributable to federal pre-tax NOL carryforwards of $10.3 billion for UAL (including the NOLs discussed in the preceding paragraph). If not utilized these federal pre-tax NOLs will expire as follows (in billions): $1.5 in 2022, $1.6 in 2023, $2.4 in 2024, $2.0 in 2025 and $2.8 after 2025. In addition, the majority of state tax benefits of the net operating losses of $196 million for UAL expires over a five to 20-year period.

Both United and Continental experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, as a result of the Merger. However, the Company currently expects that these ownership changes will not significantly limit its ability to use its NOL and alternative minimum tax (“AMT”) credit carryforwards in the carryforward period because the size of the limitation exceeds our NOL and AMT credit carryforwards.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversals of deferred tax liabilities) during the periods in which those deferred tax assets will become deductible. The Company’s management assesses available positive and negative evidence regarding the realizability of its deferred tax assets and records a valuation allowance when it is more likely than not that deferred tax assets will not be realized. To form a conclusion, management considers positive evidence in the form of reversing temporary differences, projections of future taxable income and tax planning strategies, and negative evidence such as recent history of losses. Although the Company was no longer in a three-year cumulative loss position at the end of 2012, management determined that the loss in 2012, the overall modest level of cumulative pretax income in the three years ended December 31, 2012 of 0.4% of total revenues in that period and the uncertainty associated with projecting future taxable income supported the conclusion that the valuation allowance was still necessary on net deferred assets. As a result of the loss sustained in 2012 and the need to complete final integration activities that produce synergies and overcome cost increases from new labor agreements, management’s position is that sufficient positive evidence to support a reversal of the remaining valuation allowance does not exist and has retained a full valuation allowance on its deferred tax assets. Management will continue to evaluate future financial performance, as well as the impacts of special charges on such performance, to determine whether such performance provides sufficient evidence to support reversal of the valuation allowance.

The December 31, 2012 valuation allowances of $4.6 billion, $3.1 billion and $1.4 billion for UAL, United and Continental, respectively, if reversed in future years will reduce income tax expense. The current valuation allowance reflects increases from December 31, 2011 of $466 million, $454 million and $1 million for UAL, United and Continental, respectively, including amounts charged directly to other comprehensive income.

UAL’s unrecognized tax benefits related to uncertain tax positions were $19 million, $24 million and $32 million at 2012, 2011 and 2010, respectively. Included in the ending balance at 2012 is $17 million that would affect UAL’s effective tax rate if recognized. The Company does not expect significant increases or decreases in their unrecognized tax benefits within the next twelve months.

There are no significant amounts included in the balance at December 31, 2012 for tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company records penalties and interest relating to uncertain tax positions in other operating expenses and interest expense, respectively, in its consolidated statements of operations. The Company has not recorded any significant expense or liabilities related to interest or penalties in its consolidated financial statements.

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits related to UAL’s uncertain tax positions (in millions):

	2012	2011	2010
Balance at January 1,	$24	$32	$16
Decrease in unrecognized tax benefits relating to settlements with taxing authorities	(12)	—	—
Increase (decrease) in unrecognized tax benefits as a result of tax positions taken during a prior period	8	(9)	—
Decrease in unrecognized tax benefits relating from a lapse of the statute of limitations	(1)	—	—
Increase due to Continental’s uncertain tax positions at the Merger closing date	—	—	6
Increase in unrecognized tax benefits as a result of tax positions taken during the current period	—	1	10

Balance at December 31,	$19	$24	$32

UAL’s federal income tax returns for tax years after 2002 remain subject to examination by the Internal Revenue Service (“IRS”) and state taxing jurisdictions. The IRS commenced an examination of UAL’s U.S. income tax returns for 2010 through 2011 in the fourth quarter of 2012. As of December 31, 2012, the IRS had not proposed any material adjustments to UAL’s returns. Continental’s federal income tax returns for tax years after 2001 remain subject to examination by the IRS and state taxing jurisdictions.

NOTE 9—PENSION AND OTHER POSTRETIREMENT PLANS

The following summarizes the significant pension and other postretirement plans of United and Continental:

Pension Plans

Continental maintains two primary defined benefit pension plans, one covering pilot employees and another covering substantially all of its U.S. non-pilot employees other than Continental Micronesia and Chelsea Food Services employees. Each of these plans provide benefits based on a combination of years of benefit accruals service and an employee’s final average compensation. Additional benefit accruals were frozen under the plan covering Continental’s pilot employees during 2005, at which time any existing accrued benefits for pilots were preserved. Benefit accruals for Continental’s non-pilot employees under its other primary defined benefit pension plan continue.

United maintains a frozen defined benefit pension plan for a small number of former employees. United and Continental each maintain additional defined benefit pension plans, which cover certain international employees.

Other Postretirement Plans

United and Continental each maintain postretirement medical programs which provide medical benefits to certain retirees and eligible dependents, as well as life insurance benefits to certain retirees participating in United’s plan. Benefits provided are subject to applicable contributions, co-payments, deductible and other limits as described in the specific plan documentation.

The following table sets forth the reconciliation of the beginning and ending balances of the benefit obligation and plan assets, the funded status and the amounts recognized in these financial statements for the defined benefit and other postretirement plans (in millions):

	Pension Benefits
	Year Ended December 31, 2012			Year Ended December 31, 2011
	UAL	United	Continental	UAL	United	Continental
Accumulated benefit obligation:	$3,978	$235	$3,743	$3,321	$220	$3,101

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$3,708	$259	$3,449	$3,322	$256	$3,066
Service cost	99	7	92	88	7	81
Interest cost	184	9	175	178	10	168
Actuarial (gain) loss	702	21	681	251	(2)	253
Gross benefits paid	(162)	(12)	(150)	(137)	(8)	(129)
Other	(5)	(1)	(4)	6	(4)	10

Projected benefit obligation at end of year	$4,526	$283	$4,243	$3,708	$259	$3,449

Change in plan assets:
Fair value of plan assets at beginning of year	$1,868	$195	$1,673	$1,871	$183	$1,688
Actual gain (loss) on plan assets	223	19	204	(47)	5	(52)
Employer contributions	228	16	212	194	24	170
Benefits paid	(162)	(12)	(150)	(137)	(8)	(129)
Other	—	3	(3)	(13)	(9)	$(4)

Fair value of plan assets at end of year	$2,157	$221	$1,936	$1,868	$195	$1,673

Funded status—Net amount recognized	$(2,369)	$(62)	$(2,307)	$(1,840)	$(64)	$(1,776)

	Pension Benefits
	December 31, 2012			December 31, 2011
	UAL	United	Continental	UAL	United	Continental
Amounts recognized in the consolidated balance sheets consist of:
Noncurrent asset	$35	$35	$—	$31	$31	$—
Current liability	(4)	—	(4)	(9)	(3)	(6)
Noncurrent liability	(2,400)	(97)	(2,303)	(1,862)	(92)	(1,770)

Total liability	$(2,369)	$(62)	$(2,307)	$(1,840)	$(64)	$(1,776)

Amounts recognized in accumulated other comprehensive income (loss) consist of:
Net actuarial gain (loss)	$(826)	$(22)	$(804)	$(231)	$(10)	$(221)
Prior service credit (cost)	2	15	(13)	3	18	(15)

Total accumulated other comprehensive income (loss)	$(824)	$(7)	$(817)	$(228)	$8	$(236)

	Other Postretirement Benefits
	Year Ended December 31, 2012			Year Ended December 31, 2011
	UAL	United	Continental	UAL	United	Continental
Change in benefit obligation:
Benefit obligation at beginning of year	$2,541	$2,233	$308	$2,494	$2,225	$269
Service cost	50	35	15	47	34	13
Interest cost	124	109	15	127	113	14
Plan participants’ contributions	77	75	2	73	70	3
Pilots’ liability transfer	—	76	(76)	—	—	—
Actuarial (gain) loss	110	120	(10)	(2)	(25)	23
Federal subsidy	13	13	—	13	13	—
Plan amendments	22	22	—	3	3	—
Gross benefits paid	(194)	(180)	(14)	(214)	(200)	(14)

Benefit obligation at end of year	$2,743	$2,503	$240	$2,541	$2,233	$308

Change in plan assets:
Fair value of plan assets at beginning of year	$58	$58	$—	$58	$58	$—
Actual return on plan assets	1	1	—	1	1	—
Employer contributions	116	104	12	141	129	12
Plan participants’ contributions	77	75	2	72	70	2
Benefits paid	(194)	(180)	(14)	(214)	(200)	(14)

Fair value of plan assets at end of year	$58	$58	$—	$58	$58	$—

Funded status—Net amount recognized	$(2,685)	$(2,445)	$(240)	$(2,483)	$(2,175)	$(308)

	Other Postretirement Benefits
	December 31, 2012			December 31, 2011
	UAL	United	Continental	UAL	United	Continental
Amounts recognized in the consolidated balance sheets consist of:
Current liability	$(71)	$(61)	$(10)	$(76)	$(60)	$(16)
Noncurrent liability	(2,614)	(2,384)	(230)	(2,407)	(2,115)	(292)

Total liability	$(2,685)	$(2,445)	$(240)	$(2,483)	$(2,175)	$(308)

Amounts recognized in accumulated other comprehensive income (loss) consist of:
Net actuarial gain (loss)	$(79)	$(80)	$1	$33	$46	$(13)
Prior service cost	(24)	(24)	—	(2)	(2)	—

Total accumulated other comprehensive income (loss)	$(103)	$(104)	$1	$31	$44	$(13)

The following information relates to all pension plans with an accumulated benefit obligation and a projected benefit obligation in excess of plan assets at December 31 (in millions):

	UAL		United		Continental
	2012	2011	2012	2011	2012	2011
Projected benefit obligation	$4,387	$3,594	$144	$145	$4,243	$3,449
Accumulated benefit obligation	3,869	3,230	125	129	3,744	3,101
Fair value of plan assets	1,991	1,731	55	58	1,936	1,673

Net periodic benefit cost for the years ended December 31, included the following components (in millions):

	2012
	Pension Benefits			Other Postretirement Benefits
	UAL	United	Continental	UAL	United	Continental
Service cost	$99	$7	$92	$50	$35	$15
Interest cost	184	9	175	124	109	15
Expected return on plan assets	(138)	(11)	(127)	(2)	(2)	—
Amortization of prior service cost (credit)	(1)	(2)	1	—	—	—
Settlement (gain) loss	1	—	1	—	—	—
Amortization of unrecognized actuarial (gain) loss	21	1	20	(3)	(4)	1

Net periodic benefit cost	$166	$4	$162	$169	$138	$31

	2011
	Pension Benefits			Other Postretirement Benefits
	UAL	United	Continental	UAL	United	Continental
Service cost	$88	$7	$81	$47	$34	$13
Interest cost	178	10	168	127	113	14
Expected return on plan assets	(140)	(11)	(129)	(2)	(2)	—
Amortization of prior service cost (credit)	(2)	(2)	—	—	—	—
Settlement (gain) loss	1	1	—	—	—	—
Amortization of unrecognized actuarial (gain) loss	(20)	1	(21)	(2)	(1)	(1)

Net periodic benefit cost	$105	$6	$99	$170	$144	$26

	2010
	Pension Benefits				Other Postretirement Benefits
	UAL	United	Continental Successor	Continental Predecessor	UAL	United	Continental Successor	Continental Predecessor
Service cost	$27	$6	$21	$50	$33	$30	$3	$7
Interest cost	51	9	42	119	120	116	4	10
Expected return on plan assets	(39)	(9)	(30)	(82)	(2)	(2)	—	—
Curtailment gain	(7)	—	(7)	—	—	—	—	—
Amortization of prior service cost (credit)	(2)	(2)	—	7	—	—	—	16
Special termination benefits	4	—	4	—	—	—	—	—
Amortization of unrecognized actuarial (gain) loss	1	1	—	65	(12)	(12)	—	(3)

Net periodic benefit cost	$35	$5	$30	$159	$139	$132	$7	$30

The estimated amounts that will be amortized in 2013 for actuarial losses are as follows (in millions):

	Pension Benefits			Other Postretirement Benefits
	UAL	United	Continental	UAL	United	Continental
Actuarial loss to be reclassified from accumulated other comprehensive income into net periodic benefit cost	$73	$2	$71	$7	$7	$ —

The weighted-average assumptions used for the benefit plans were as follows:

	Pension Benefits
	United		Continental
	2012	2011	2012	2011
Weighted-average assumptions used to determine benefit obligations
Discount rate	3.25%	3.34%	4.25%	5.13%
Rate of compensation increase	3.28%	3.11%	2.44%	2.44%
Weighted-average assumptions used to determine net expense
Discount rate	3.40%	3.67%	5.13%	5.52%
Expected return on plan assets	5.65%	5.82%	7.75%	7.75%
Rate of compensation increase	3.15%	3.32%	2.44%	2.44%

	Other Postretirement Benefits
	United		Continental
	2012	2011	2012	2011
Weighted-average assumptions used to determine benefit obligations
Discount rate	4.13%	4.93%	3.97%	4.78%
Weighted-average assumptions used to determine net expense
Discount rate	4.93%	5.15%	4.78%	4.97%
Expected return on plan assets	4.00%	4.00%	N/A	N/A
Health care cost trend rate assumed for next year	6.75%	7.00%	6.75%	7.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate in 2020)	5.00%	5.00%	5.00%	5.00%

UAL selected the 2012 discount rate for each of its plans by using a hypothetical portfolio of high quality bonds at December 31, 2012, that would provide the necessary cash flows to match projected benefit payments.

We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans’ assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and the pension plans’ investments are periodically rebalanced to our targeted allocation when considered appropriate. Continental’s plan assets are allocated within the following guidelines:

	Percent of Total	Expected Long-Term Rate of Return
Equity securities	38-54%	9.5%
Fixed-income securities	27-33	6.0
Alternatives	17-23	7.3
Other	2-6	3.8

United’s target allocation for the defined benefit pension plan assets is 57% in equity securities and 43% in fixed income securities, while 100% of other postretirement plan assets are invested in a deposit administration fund.

Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement plans. A 1% change in the assumed health care trend rate for the Company would have the following additional effects (in millions):

	UAL		United		Continental
	1% Increase	1% Decrease	1% Increase	1% Decrease	1% Increase	1% Decrease
Effect on total service and interest cost for the year ended December 31, 2012	$22	$(18)	$17	$(14)	$5	$(4)
Effect on postretirement benefit obligation at December 31, 2012	338	(280)	296	(247)	42	(33)

A one percentage point decrease in the weighted average discount rate would increase UAL’s postretirement benefit liability by approximately $336 million and increase the estimated 2012 benefits expense by approximately $23 million.

Fair Value Information. Accounting standards require us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1	Unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value
Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The following tables present information about the Company’s pension and other postretirement plan assets at December 31

(in millions):

	UAL—2012				UAL—2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Pension Plan Assets:
Equity securities funds	$1,034	$383	$651	$—	$872	$355	$517	$—
Fixed-income securities	611	—	609	2	530	—	530	—
Alternatives	394	—	234	160	344	—	195	149
Insurance contract	36	—	—	36	42	—	—	42
Other investments	82	—	82	—	80	—	80	—

Total	$2,157	$383	$1,576	$198	$1,868	$355	$1,322	$191

Other Postretirement Benefit Plan Assets:
Deposit administration fund	$58	$—	$—	$58	$58	$—	$—	$58

	United—2012				United—2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Pension Plan Assets:
Equity securities funds	$125	$—	$125	$—	$102	$—	$102	$—
Fixed-income securities	56	—	56	—	47	—	47	—
Insurance contract	36	—	—	36	42	—	—	42
Other investments	4	—	4	—	4	—	4	—

Total	$221	$—	$185	$36	$195	$—	$153	$42

Other Postretirement Benefit Plan Assets:
Deposit administration fund	$58	$—	$—	$58	$58	$—	$—	$58

	Continental—2012				Continental—2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Pension Plan Assets:
Equity securities funds	$909	$383	$526	$—	$770	$355	$415	$—
Fixed-income securities	555	—	553	2	483	—	483	—
Alternatives	394	—	234	160	344	—	195	149
Other investments	78	—	78	—	76	—	76	—

Total	$1,936	$383	$1,391	$162	$1,673	$355	$1,169	$149

Equity and Fixed-Income Securities. Equity securities include investments in both developed market and emerging market equity securities. Fixed-income securities include primarily U.S. and non-U.S. government fixed-income securities and U.S. and non-U.S corporate fixed-income securities along with asset-backed securities.

Insurance Contract and Deposit Administration Fund. Each of these investments are stable value investment products structured to provide investment income.

Alternatives. Alternative investments consist primarily of investments in hedge fund and private equity interests.

Other investments. Other investments consist primarily of investments in currency and commodity commingled funds.

The reconciliation of our defined benefit plan assets measured at fair value using unobservable inputs (Level 3) for the years ended December 31, 2012 and 2011 is as follows (in millions):

	2012			2011
	UAL	United	Continental	UAL	United	Continental
Balance at beginning of year	$249	$100	$149	$250	$100	$150
Actual return on plan assets:
Unrealized gains (losses) relating to assets still held at year end	(47)	2	(49)	6	3	3
Purchases, sales, issuances and settlements (net)	54	(8)	62	(7)	(3)	(4)

Balance at end of year	$256	$94	$162	$249	$100	$149

Funding requirements for tax-qualified defined benefit pension plans are determined by government regulations. The Company’s contributions reflected above have satisfied its required contributions through the 2012 calendar year. Expected 2013 employer contributions to all of the Company’s pension and postretirement plans are as follows (in millions):

	Pension	Other Postretirement Benefits
UAL	$217	$134
United	17	124
Continental	200	10

Each of UAL’s, United’s and Continental’s estimated future benefit payments, net of expected participant contributions, in all of the pension plans and other postretirement benefit plans as of December 31, 2012 are as follows (in millions):

	Pension	Other Postretirement	Other Postretirement— subsidy receipts
UAL
2013	$312	$136	$7
2014	317	143	8
2015	321	150	9
2016	320	159	10
2017	317	166	11
Years 2018 – 2022	1,579	964	61
United
2013	$11	$126	$7
2014	11	131	8
2015	9	137	9
2016	10	144	10
2017	11	150	11
Years 2018 – 2022	67	865	61
Continental
2013	$301	$10	$—
2014	306	12	—
2015	312	13	—
2016	310	15	—
2017	306	16	—
Years 2018 – 2022	1,512	99	—

Defined Contribution Plans

Depending upon the employee group, employer contributions consist of matching contributions and/or non-elective employer contributions. United’s and Continental’s employer contribution percentages vary from 2% to 16% and less than 1% to 16%, respectively, of eligible earnings depending on the terms of each plan. The Company’s contributions to its defined contribution plans for the years ended December 31 were as follows (in millions):

	UAL (a)	United (a)	Continental Successor	Continental Predecessor
2012	$366	$254	$112
2011	325	230	95
2010	254	231	23	$74

(a)	UAL and United amounts include International Association of Machinists (“IAM”) multi-employer plan contributions of $36 million, $34 million and $34 million for years ended December 31, 2012, 2011 and 2010, respectively.

Multi-Employer Plans

In 2006, United began participating in the IAM National Pension Plan (“IAM Plan”) with respect to certain employees. The IAM Plan is a multi-employer pension plan whereby contributions by the participating company are based on covered hours by the applicable covered employees. The risks of participating in these multi-employer plans are different from single-employer plans, as the Company can be subject to additional risks that others do not meet their obligations, which in certain circumstances could revert to United.

United’s participation in the IAM Plan for the annual period ended December 31, 2012 is outlined in the table below. There have been no significant changes that affect the comparability of 2012 and 2011 contributions. United’s contributions to the IAM Plan was $36 million, $34 million and $34 million for the years ended December 31, 2012, 2011 and 2010, respectively. The IAM Plan reported $350 million in employers’ contributions for the year ended December 31, 2011. For 2011, United’s contribution to the IAM Plan represented more than 5% of total contributions.

Pension Fund	IAM National Pension Fund
EIN/ Pension Plan Number	51-6031295—002
Pension Protection Act Zone Status (2012 and 2011)*	Green Zone
FIP/RP Status Pending/Implemented	No
United’s Contributions	$36 million and $34 million in the years ended December 31, 2012 and 2011, respectively
Surcharge Imposed	No
Expiration Date of Collective Bargaining Agreement	N/A

*	Plans in the green zone are at least 80 percent funded.

At the date the financial statements were issued, Forms 5500 were not available for the plan year ending in 2012.

Profit Sharing

In 2012 and 2011, substantially all employees participated in profit sharing plans, which paid 15% of total pre-tax earnings, excluding special items and share-based compensation expense, to eligible employees when pre-tax profit, excluding special items, profit sharing expense and share-based compensation program expense, exceeds $10 million. Eligible U.S. co-workers in each participating work group received a profit sharing payout using a formula based on the ratio of each qualified co-worker’s annual eligible earnings to the eligible earnings of all qualified co-workers in all domestic workgroups. The international profit sharing plan paid eligible non-U.S. co-workers the same percentage of eligible pay that is calculated under the U.S. profit sharing plan.

UAL recorded profit sharing and related payroll tax expense of $119 million in 2012, all of which was recorded by Continental. UAL, United and Continental recorded profit sharing and related payroll tax expense of $265 million, $122 million, and $143 million, respectively, in 2011. UAL, United, Continental Successor and Continental Predecessor recorded profit sharing and related payroll tax expense of $166 million, $165 million, less than $1 million and $77 million, respectively, in 2010. Profit sharing expense is recorded as a component of salaries and related costs in the consolidated statements of operations.

During 2010, United and Continental maintained separate employee profit sharing plans for the employees of each respective subsidiary. United’s profit sharing plan paid 15% of total GAAP pre-tax profits, excluding special items and share-based compensation expense, to the employees of United when pre-tax profit excluding special items, profit sharing expense and share-based compensation program expense exceeded $10 million. Continental’s profit sharing plan created an award pool of 15% of annual pre-tax income excluding special, unusual or non-recurring items.

NOTE 10—SEGMENT INFORMATION

Operating segments are defined as components of an enterprise with separate financial information, which are evaluated regularly by the chief operating decision maker and are used in resource allocation and performance assessments.

The Company deploys its aircraft across its route network through a single route scheduling system to maximize the value of UAL. When making resource allocation decisions, the Company’s chief operating decision maker evaluates flight profitability data, which considers aircraft type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual carrier basis. The Company’s chief operating decision maker makes resource allocation decisions to maximize the Company’s consolidated financial results. Managing the Company as one segment allows management the opportunity to maximize the value of its route network.

The Company’s operating revenue by principal geographic region (as defined by the U.S. Department of Transportation) for the years ended December 31 is presented in the table below (in millions):

2012	UAL	United	Continental Successor	Continental Predecessor
Domestic (U.S. and Canada)	$21,276	$12,350	$9,710
Pacific	6,040	4,327	1,713
Atlantic	6,582	3,359	3,223
Latin America	3,254	925	2,329

Total	$37,152	$20,961	$16,975

2011
Domestic (U.S. and Canada)	$21,922	$13,048	$9,094
Pacific	5,404	3,845	1,559
Atlantic	6,675	3,483	3,192
Latin America	3,109	779	2,330

Total	$37,110	$21,155	$16,175

2010
Domestic (U.S. and Canada)	$14,382	$12,407	$1,991	$5,870
Pacific	3,971	3,600	371	1,080
Atlantic	3,912	3,212	700	2,299
Latin America	1,060	559	501	1,539

Total	$23,325	$19,778	$3,563	$10,788

The Company attributes revenue among the geographic areas based upon the origin and destination of each flight segment. The Company’s operations involve an insignificant level of dedicated revenue-producing assets in geographic regions as the overwhelming majority of the Company’s revenue producing assets (primarily U.S. registered aircraft) can be deployed in any of its geographic regions.

NOTE 11—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The tables below present the components of the Company’s accumulated other comprehensive income (loss) (“AOCI”), net of tax (in millions):

UAL	Pension and Other Postretirement Unrecognized Actuarial Gains (Losses) and Prior Service Cost	Unrealized Gain (Loss) on Derivatives and Other Financial Instruments	Total
Balance at December 31, 2009	$57	$(22)	$35
Derivative financial instruments:
Reclassification of losses into earnings	—	68	68
Change in fair value of derivatives	—	168	168
Change in fair value of other financial instruments	—	21	21
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(12)	—	(12)
Current year actuarial gains	107	—	107

Balance at December 31, 2010	152	235	387
Derivative financial instruments:
Reclassification of gains into earnings	—	(503)	(503)
Change in fair value of derivatives	—	163	163
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(24)	—	(24)
Current year actuarial losses	(440)	—	(440)

Balance at December 31, 2011	(312)	(105)	(417)
Derivative financial instruments:
Reclassification of losses into earnings	—	141	141
Change in fair value of derivatives	—	(51)	(51)
Change in fair value of other financial instruments	—	11	11
Employee benefit plans:
Reclassification of unrecognized net actuarial losses into earnings	17	—	17
Current year actuarial losses	(747)	—	(747)

Balance at December 31, 2012	$(1,042)	$(4)	$(1,046)

United	Pension and Other Postretirement Unrecognized Actuarial Gains (Losses) and Prior Service Cost	Unrealized Gain (Loss) on Derivative Instruments and Other Financial Instruments	Total
Balance at December 31, 2009	$57	$(22)	$35
Derivative financial instruments:
Reclassification of losses into earnings	—	84	84
Change in fair value of derivatives	—	101	101
Change in fair value of other financial instruments	—	19	19
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(12)	—	(12)
Current year actuarial losses	(136)	—	(136)

Balance at December 31, 2010	(91)	182	91
Derivative financial instruments:
Reclassification of gains into earnings	—	(417)	(417)
Change in fair value of derivatives	—	172	172
Change in fair value of other financial instruments	—	(3)	(3)
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(2)	—	(2)
Current year actuarial gains	31	—	31

Balance at December 31, 2011	(62)	(66)	(128)
Derivative financial instruments:
Reclassification of losses into earnings	—	76	76
Change in fair value of derivatives	—	(23)	(23)
Change in fair value of other financial instruments	—	7	7
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(5)	—	(5)
Current year actuarial losses	(159)	—	(159)

Balance at December 31, 2012	$(226)	$(6)	$(232)

Continental—Predecessor Company	Pension and Other Postretirement Unrecognized Actuarial Gains (Losses) and Prior Service Cost	Unrealized Gain (Loss) on Derivatives and Other Financial Instruments	Income Tax Benefit (Expense)	Total
Balance at December 31, 2009	$(1,275)	$12	$78	$(1,185)
Derivative financial instruments:
Reclassification of losses into earnings	—	24	—	24
Change in fair value of derivatives	—	(13)	—	(13)
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	62	—	—	62
Reclassification of prior service cost into earnings	23	—	—	23
Current year actuarial losses	(3)	—	—	(3)

Balance at September 30, 2010	$(1,193)	$23	$78	$(1,092)

Continental—Successor Company
Elimination of accumulated other comprehensive income in connection with the Merger	$1,193	$(23)	$(78)	$1,092

Balance at October 1, 2010	—	—	—	—

Derivative financial instruments:
Reclassification of gains into earnings	—	(16)	—	(16)
Change in fair value of derivatives	—	67	—	67
Change in fair value of other financial instruments	—	2	—	2
Current year actuarial gains	243	—	—	243
Income tax expense on other comprehensive income (a)	—	—	(6)	(6)

Balance at December 31, 2010	243	53	(6)	290

Derivative financial instruments:
Reclassification of gains into earnings	—	(86)	—	(86)
Change in fair value of derivatives	—	(9)	—	(9)
Change in fair value of other financial instruments	—	1	—	1
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(22)	—	—	(22)
Current year actuarial losses	(471)	—	—	(471)

Balance at December 31, 2011	(250)	(41)	(6)	(297)

Derivative financial instruments:
Reclassification of losses into earnings	—	65	—	65
Change in fair value of derivatives	—	(28)	—	(28)
Change in fair value of other financial instruments	—	5	—	5
Employee benefit plans:
Reclassification of unrecognized net actuarial losses into earnings	22	—	—	22
Current year actuarial losses	(588)	—	—	(588)

Balance at December 31, 2012	$(816)	$1	$(6)	$(821)

(a)	Taxes on other comprehensive income did not impact Continental’s net deferred tax position due to an offsetting tax benefit on the loss from continuing operations as described in Note 8.

NOTE 12—FAIR VALUE MEASUREMENTS

Fair Value Information. Accounting standards require us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1	Unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value

Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs

Level 3	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The table below presents disclosures about the fair value of financial assets and financial liabilities measured at fair value on a recurring basis in the Company’s financial statements as of December 31 (in millions):

	2012				2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	UAL
Cash and cash equivalents	$4,770	$4,770	$—	$—	$6,246	$6,246	$—	$—
Short-term investments:
Asset-backed securities	715	—	715	—	478	—	478	—
Corporate debt	537	—	537	—	515	—	515	—
Certificates of deposit placed through an account registry service (“CDARS”)	367	—	367	—	355	—	355	—
Auction rate securities	116	—	—	116	113	—	—	113
U.S. government and agency notes	12	—	12	—	22	—	22	—
Other fixed income securities	26	—	26	—	33	—	33	—
Enhanced equipment trust certificates (“EETC”)	63	—	—	63	60	—	—	60
Fuel derivatives, net	46	—	46	—	73	—	73	—
Foreign currency derivatives	—	—	—	—	(1)	—	(1)	—
Restricted cash	447	447	—	—	569	569	—	—

	United
Cash and cash equivalents	$2,766	$2,766	$—	$—	$3,458	$3,458	$—	$—
Short-term investments:
Asset-backed securities	16	—	16	—	29	—	29	—
Corporate debt	139	—	139	—	138	—	138	—
CDARS	139	—	139	—	87	—	87	—
U.S. government and agency notes	8	—	8	—	5	—	5	—
Other fixed income securities	24	—	24	—	16	—	16	—
EETC	63	—	—	63	60	—	—	60
Fuel derivatives, net	28	—	28	—	44	—	44	—
Restricted cash	337	337	—	—	433	433	—	—

	2012				2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	Continental
Cash and cash equivalents	$1,999	$1,999	$—	$—	$2,782	$2,782	$—	$—
Short-term investments:
Asset-backed securities	699	—	699	—	449	—	449	—
Corporate debt	398	—	398	—	377	—	377	—
CDARS	228	—	228	—	268	—	268	—
Auction rate securities	116	—	—	116	113	—	—	113
U.S. government and agency notes	4	—	4	—	17	—	17	—
Other fixed income securities	2	—	2	—	17	—	17	—
Fuel derivatives, net	18	—	18	—	29	—	29	—
Foreign currency derivatives	—	—	—	—	(1)	—	(1)	—
Restricted cash	110	110	—	—	135	135	—	—
Convertible debt derivative asset	268	—	—	268	193	—	—	193
Convertible debt option liability	(128)	—	—	(128)	(95)	—	—	(95)

The tables below present disclosures about the activity for “Level 3” financial assets and financial liabilities for the year ended December 31 (in millions):

	2012		2011
UAL (a)	Auction Rate Securities	EETC	Auction Rate Securities	EETC
Balance at January 1	$113	$60	$119	$66
Settlements	—	(5)	(10)	(4)
Gains reported in earnings	1	—	3	—
Reported in other comprehensive income (loss)	2	8	1	(2)

Balance at December 31	$116	$63	$113	$60

(a)	For 2012 and 2011, United’s only Level 3 recurring measurements are the above EETC securities.

As of December 31, 2012, Continental’s auction rate securities, which had a par value of $135 million, were variable-rate debt instruments with contractual maturities generally greater than ten years and with interest rates that reset every 7, 28 or 35 days, depending on the terms of the particular instrument. These securities are backed by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government. All of the auction rate securities that Continental holds are senior obligations under the applicable indentures authorizing the issuance of the securities.

As of December 31, 2012, United’s EETC securities had unrealized gains of $2 million. All changes in the fair value of these investments have been classified within accumulated other comprehensive income.

Continental’s debt-related derivatives presented in the tables above relate to (a) supplemental indenture agreements that provide that Continental’s convertible debt, which was previously convertible into shares of Continental common stock, is convertible into shares of UAL common stock upon the terms and conditions specified in the indentures, and (b) the embedded conversion options in Continental’s convertible debt that are required to be separated and accounted for as though they are free-standing derivatives as a result of the Continental debt becoming convertible into the common stock of a different reporting entity. These derivatives are reported in Continental’s separate financial statements and eliminated in consolidation for UAL.

	2012			2011
Continental	Student Loan-Related Auction Rate Securities	Convertible Debt Supplemental Derivative Asset	Convertible Debt Conversion Option Liability	Student Loan-Related Auction Rate Securities	Convertible Debt Supplemental Derivative Asset	Convertible Debt Conversion Option Liability
Balance at January 1	$113	$193	$(95)	$119	$286	$(164)
Purchases, sales, issuances and settlements (net)	—	—	—	(10)	—	—
Gains and (losses):
Reported in earnings:
Realized	—	—	—	1	—	—
Unrealized	1	75	(33)	2	(93)	69
Reported in other comprehensive income	2	—	—	1	—	—

Balance at December 31	$116	$268	$(128)	$113	$193	$(95)

Derivative instruments and investments presented in the tables above have the same fair value as their carrying value. The table below presents the carrying values and estimated fair values of financial instruments not presented in the tables above for the years ended December 31 (in millions):

	Fair Value of Debt by Fair Value Hierarchy Level
	2012					2011
	Carrying Amount	Fair Value				Carrying Amount	Fair Value
		Total	Level 1	Level 2	Level 3		Total	Level 1	Level 2	Level 3
UAL debt	$12,252	$13,419	$—	$8,045	$5,374	$11,682	$11,992	$—	$859	$11,133
United debt	5,375	5,595	—	2,272	3,323	5,745	5,630	—	—	5,630
Continental debt	6,475	6,865	—	4,814	2,051	5,528	5,503	—	—	5,503

Quantitative Information About Level 3 Fair Value Measurements as of December 31, 2012 ($ in millions)
Item	Fair Value at December 31, 2012	Valuation Technique	Unobservable Input	Range (Weighted Average)
Auction rate securities	$116	Discounted Cash Flows	Credit risk premium (a) Illiquidity premium (b) Expected repayments (c)	1% 5% Assumed repayment in years 2013 through 2036
EETC	63	Discounted Cash Flows	Structure credit risk (d)	6% -7% (6%)
Convertible debt derivative asset	268	Binomial Lattice Model	Expected volatility (e) Own credit risk (f)	45% -60% (48%) 7% -9% (8%)
Convertible debt option liability	(128)	Binomial Lattice Model	Expected volatility (e) Own credit risk (f)	45% -60% (49%) 7% -9% (8%)

(a)	Represents the credit risk premium component of the discount rate that the Company has determined market participants would use in pricing the investments.

(b)	Represents the illiquidity premium component of the discount rate that the Company has determined market participants would use in pricing the investments.
(c)	Represents the estimated timing of principal repayments used in the discounted cash flow model.
(d)	Represents the credit risk premium of the EETC structure above the risk-free rate that the Company has determined market participants would use in pricing the instruments.
(e)	Represents the range in volatility estimates that the Company has determined market participants would use when pricing the instruments.
(f)	Represents the range of Company-specific risk adjustments that the Company has determined market participants would use as a model input.

Fair value of the Company’s financial instruments was determined as follows:

Description	Fair Value Methodology
Cash, Cash Equivalents, Short-term Investments, Investments and Restricted Cash	The carrying amounts approximate fair value because of the short-term maturity of these assets and liabilities. These assets have maturities of less than one year except for the EETCs, auction rate securities and corporate debt.

Fair value is based on (a) the trading prices of the investment or similar instruments, (b) an income approach, which uses valuation techniques to convert future amounts into a single present amount based on current market expectations about those future amounts when observable trading prices are not available, or (c) internally-developed models of the expected future cash flows related to the securities.

Fuel Derivatives	Derivative contracts are privately negotiated contracts and are not exchange traded. Fair value measurements are estimated with option pricing models that employ observable inputs. Inputs to the valuation models include contractual terms, market prices, yield curves, fuel price curves and measures of volatility, among others.

Foreign Currency Derivatives	Fair value is determined with a formula utilizing observable inputs. Significant inputs to the valuation models include contractual terms, risk-free interest rates and forward exchange rates.

Debt	Fair values were based on either market prices or the discounted amount of future cash flows using our current incremental rate of borrowing for similar liabilities.

Convertible Debt Derivative Asset and Option Liability	The Company used a binomial lattice model to value the conversion options and the supplemental derivative assets. Significant binomial model inputs that are not objectively determinable include volatility and discount rate.

Nonrecurring Fair Value Measurements

The table below presents fair value measurements of nonfinancial assets at UAL and Continental that were performed during the years ended December 31 (in millions):

	2012		2011
	Fair Value	Loss	Fair Value	Loss
Airport slots	$102	$30	$8	$4

During 2012 and 2011, Continental recorded impairment charges of $30 million and $4 million, respectively, on certain intangible assets related to foreign take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite-lived intangible assets. Slots were valued using a combination of the income and market approaches. The Company considers the valuation of the items above to be Level 3 due to the inclusion of unobservable inputs.

NOTE 13—HEDGING ACTIVITIES

Fuel Derivatives

Aircraft fuel has been the Company’s single largest and most volatile operating expense for the last several years. The availability and price of aircraft fuel significantly affects the Company’s operations, results of operations, financial position and liquidity. Aircraft fuel prices can fluctuate based on a multitude of factors including market expectations of supply and demand balance, inventory levels, geopolitical events, economic growth expectations, fiscal/monetary policies and financial investment flows. To protect against increases in the prices of aircraft fuel, the Company routinely hedges a portion of its future fuel requirements. As of December 31, 2012, the Company had hedged approximately 31% and 2% of its projected fuel requirements (1.2 billion and 63 million gallons, respectively) for 2013 and 2014, respectively, with commonly used financial hedge instruments based on aircraft fuel or closely related commodities, such as heating oil, diesel fuel and crude oil. The Company does not enter into derivative instruments for non-risk management purposes.

Accounting pronouncements pertaining to derivative instruments and hedging are complex with stringent requirements, including documentation of hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis, and strict contemporaneous documentation that is required at the time each hedge is designated as a cash flow hedge. As required, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analyses that compare changes in the price of aircraft fuel to changes in the prices of the commodities used for hedging purposes.

Upon proper qualification, the Company accounts for certain fuel derivative instruments as cash flow hedges. All derivatives designated as hedges that meet certain requirements are granted special hedge accounting treatment. The types of instruments the Company utilizes that qualify for special hedge accounting treatment typically include swaps, call options and collars (which consist of a purchased call option and a sold put option). Generally, utilizing the special hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective are recorded in AOCI until the underlying fuel is consumed and recorded in fuel expense. The Company is exposed to the risk that its hedges may not be effective in offsetting changes in the cost of fuel and that its hedges may not continue to qualify for special hedge accounting. Hedge ineffectiveness results when the change in the fair value of the derivative instrument exceeds the change in the value of the Company’s expected future cash outlay to purchase and consume fuel. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is classified as Nonoperating income (expense): Miscellaneous, net.

The Company also utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. GAAP. As with derivatives that qualify for hedge accounting, the purpose of these economic hedges is to mitigate the adverse financial impact of potential increases in the price of fuel. Currently, the only such economic hedges in the Company’s hedging portfolio are three-way collars (which consist of a collar with a cap on maximum price protection available). The Company records changes in the fair value of three-way collars to Nonoperating income (expense): Miscellaneous, net.

If the Company terminates a derivative prior to its contractual settlement date, then the cumulative gain or loss recognized in AOCI at the termination date remains in AOCI until the forecasted transaction occurs. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded to AOCI would be required to be immediately reclassified into earnings. All cash flows associated with purchasing and settling derivatives are classified as operating cash flows in the statements of cash flows.

The Company records each derivative instrument as a derivative asset or liability (on a gross basis) in its consolidated balance sheets, and, accordingly, records any related collateral on a gross basis. The table below presents the fair value amounts of fuel derivative assets and liabilities and the location of amounts recognized in the Company’s financial statements.

At December 31, the Company’s derivatives were reported in its consolidated balance sheets as follows (in millions):

		2012			2011
Classification	Balance Sheet Location	UAL	United	Continental	UAL	United	Continental
Derivatives designated as cash flow hedges
Assets:
Fuel contracts due within one year	Receivables	$7	$5	$2	$77	$48	$29

Liabilities:
Fuel contracts due within one year	Current liabilities: Other	$2	$1	$1	$4	$4	$—

Derivatives not designated as hedges
Assets:
Fuel contracts due within one year	Receivables	$44	$26	$18	$—	$—	$—

Liabilities:
Fuel contracts due within one year	Current liabilities: Other	$2	$1	$1	$—	$—	$—
Fuel contracts with maturities greater than one year	Other liabilities and deferred credits: Other	1	1	—	—	—	—

Total liabilities		$3	$2	$1	$—	$—	$—

Total derivatives
Assets:
Fuel contracts due within one year	Receivables	$51	$31	$20	$77	$48	$29

Liabilities:
Fuel contracts due within one year	Current liabilities: Other	$4	$2	$2	$4	$4	$—
Fuel contracts with maturities greater than one year	Other liabilities and deferred credits: Other	1	1	—	—	—	—

Total liabilities		$5	$3	$2	$4	$4	$—

The following tables present the fuel hedge gains (losses) recognized during the periods presented and their classification in the financial statements (in millions):

Fuel derivatives designated as cash flow hedges	Amount of Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)		Gain (Loss) Reclassified from AOCI into Income (Fuel Expense) (Effective Portion)		Amount of Loss Recognized in Nonoperating Expense (Ineffective Portion)
	2012	2011	2012	2011	2012	2011
UAL	$(51)	$163	$(141)	$503	$(1)	$(59)
United	(23)	172	(76)	417	—	(21)
Continental	(28)	(9)	(65)	86	(1)	(38)

Fuel derivatives not designated as cash flow hedges	Aircraft Fuel			Nonoperating Income (Expense)			Total Gain (Loss)
	2012	2011	2010	2012	2011	2010	2012	2011	2010
UAL	$—	$—	$(35)	$38	$—	$—	$38	$—	$(35)
United	—	—	(35)	22	—	—	22	—	(35)
Continental	—	—	—	16	—	—	16	—	—

Derivative Credit Risk and Fair Value

The Company is exposed to credit losses in the event of nonperformance by counterparties to its derivative instruments. While the Company records derivative instruments on a gross basis, the Company monitors its net derivative position with each counterparty to monitor credit risk. Based on the fair value of our fuel derivative instruments, our counterparties may require us to post collateral when the price of the underlying commodity decreases, and we may require our counterparties to provide us with collateral when the price of the underlying commodity increases. The following table presents information related to the Company’s derivative credit risk as of December 31 (in millions):

	2012			2011
	UAL	United	Continental	UAL	United	Continental
Net derivative assets with counterparties	$46	$28	$18	$73	$44	$29
Collateral held by the Company (a)	—	—	—	—	—	—

Potential loss related to the failure of the Company’s counterparties to perform	$46	$28	$18	$73	$44	$29

(a)	Classified as an other current liability.

The Company considers counterparty credit risk in determining its exposure and the fair value of its financial instruments, and generally monitors and limits its exposure to any single counterparty. The Company considers credit risk to have a minimal impact on fair value because cash collateral is provided by the Company’s hedging counterparties periodically based on current market exposure and the credit-worthiness of the counterparties.

NOTE 14—DEBT

(In millions)	At December 31,
	2012	2011
United:
Secured
Notes payable, fixed interest rates of 6.64% to 12.00% (weighted average rate of 9.20% as of December 31, 2012), payable through 2022	$1,773	$1,995
Amended credit facility, LIBOR plus 2.0%, due 2014	1,201	1,219
Notes payable, floating interest rates of LIBOR plus 0.20% to 5.46%, payable through 2019	706	985
9.875% senior secured notes and 12% second lien due 2013	600	650
12.75% senior secured notes due 2012	—	172
Unsecured
4.5% senior limited subordination convertible notes due 2021	156	156
6% notes due 2026 to 2028	652	—
6% senior notes due 2031	—	652
8% senior notes due 2024	400	—
8% senior notes due 2026	—	125
Other	60	66

	5,548	6,020

Less: unamortized debt discount	(173)	(275)
Less: current portion of long-term debt—United	(1,090)	(615)

Long-term debt, net—United	$4,285	$5,130

Continental:
Secured
Notes payable, fixed interest rates of 4.00% to 9.25% (weighted average rate of 6.05% as of December 31, 2012), payable through 2024	$4,170	$3,093
Notes payable, floating interest rates of LIBOR plus 0.35% to 5.0%, payable through 2022	962	1,171
6.75% senior secured notes due 2015	800	800
Unsecured
6% convertible junior subordinated debentures due 2030	248	248
4.5% convertible notes due 2015	230	230
Other	101	—

	6,511	5,542

Less: unamortized debt premium	21	50
Less: current maturities	(722)	(571)

Long-term debt, net—Continental (a)	$5,810	$5,021

UAL:
6% senior convertible notes due 2029	$345	$345

Long-term debt, net—UAL	$10,440	$10,496

(a)	As further described below under “Convertible Debt Securities,” there is a basis difference between UAL and Continental debt values, because we were required to apply different accounting methodologies. The Continental debt presented above does not agree to Continental’s balance sheet by the amount of this adjustment.

The table below presents the Company’s contractual principal payments at December 31, 2012 under then-outstanding long-term debt agreements in each of the next five calendar years (in millions):

	UAL	United	Continental
2013	$1,812	$1,090	$722
2014	2,120	1,653	467
2015	2,023	395	1,628
2016	985	431	554
2017	545	284	261
After 2017	4,919	1,695	2,879

	$12,404	$5,548	$6,511

As of December 31, 2012, a substantial portion of UAL’s assets, principally aircraft, spare engines, aircraft spare parts, route authorities and certain other intangible assets, were pledged under various loan and other agreements. As of December 31, 2012, UAL, United and Continental were in compliance with their respective debt covenants. Continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs.

Revolving Credit Facility. The Company has a revolving credit facility (the “Revolving Credit Facility”) to borrow up to $500 million, all of which may be used for the issuance of letters of credit. The facility expires on January 30, 2015. As of December 31, 2012, the Company had all of its commitment capacity available under the Revolving Credit Facility. The Company pays a commitment fee equal to 0.5% per annum on the undrawn amount available under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility bear interest at a floating rate, which, at the Company’s option, can be either a base rate or a London Interbank Offered Rate (“LIBOR”) rate, plus an applicable margin of 3.25% in the case of base rate loans and 4.25% in the case of LIBOR loans at the Company’s current corporate credit ratings.

The Company’s other significant financing agreements are summarized below:

UAL—Parent Only

6% Senior Convertible Notes. The 6% Senior Convertible Notes due 2029 (the “UAL 6% Senior Convertible Notes”) may be converted by holders into shares of UAL’s common stock at a conversion price of approximately $8.69 per share. UAL does not have the option to pay the conversion price in cash upon a noteholder’s conversion; however, UAL may redeem for cash all or part of the UAL 6% Senior Convertible Notes on or after October 15, 2014. In addition, holders of the UAL 6% Senior Convertible Notes have the right to require UAL to repurchase all or a portion of their notes on each of October 15, 2014, October 15, 2019 and October 15, 2024 or if certain changes of control of UAL occur, payable by UAL in cash, shares of UAL common stock or a combination thereof, at UAL’s option.

United

The 4.5% Senior Limited Subordination Convertible Notes due 2021 (the “4.5% Notes”) and the New PBGC Notes (as defined and described below under New PBGC Notes), which were issued by UAL, have been pushed down to United and are reflected as debt of United. The obligations of UAL under each of these notes, and the indentures under which these notes were issued are unconditionally guaranteed by United.

4.5% Notes. The 4.5% Notes may be converted by holders into shares of UAL’s common stock at a conversion price of approximately $32.64 per share. UAL has the option to pay the conversion price in cash, shares of UAL common stock or a combination thereof upon a noteholder’s conversion. In June 2011, UAL repurchased at par value approximately $570 million of the $726 million outstanding principal amount of its 4.5% Notes due 2021 with cash after the notes were put to UAL by the noteholders. The remaining holders of the 4.5% Notes have the option to require UAL to repurchase all or a portion of their notes on June 30, 2016 or if certain changes of control of UAL occur, payable by UAL in cash, shares of UAL common stock or a combination thereof, at UAL’s option. All or a portion of the 4.5% Notes are callable, at UAL’s option, at any time at par, plus accrued and unpaid interest, and can be redeemed with cash, shares of UAL common stock or a combination thereof except that UAL may elect to pay the redemption price in shares of UAL common stock only if the closing price of UAL common stock has not been less than 125% of the conversion price for the 60 consecutive trading days immediately prior to the redemption date.

New PBGC Notes. On December 31, 2012, UAL and United entered into an agreement with the PBGC that reduced the aggregate amount of 8% Contingent Senior Notes to be issued by UAL, and eliminated the contingent nature of such obligation by replacing the $188 million principal amount of 8% Contingent Senior Notes incurred as of December 31, 2012 and the obligation to issue any additional 8% Contingent Senior Notes with $400 million principal amount of new 8% Notes due 2024 (the “New 8% Notes”). In addition, UAL and United agreed to replace the $652 million principal amount outstanding of UAL’s 6% Senior Notes due 2031 with $326 million principal amount of new 6% Notes due 2026 and $326 million principal amount of 6% Notes due 2028 (collectively, the “New 6% Notes” and together with the New 8% Notes, the “New PBGC Notes”). The Company did not receive any cash proceeds in connection with the issuance of the New PBGC Notes. The Company is accounting for this agreement as a debt extinguishment, resulting in a charge of $309 million that represents the fair value of $212 million of New 8% Notes that it agreed to issue and the change in the fair value of the New 6% Notes and the $188 million of New 8% Notes versus their previous carrying values. The Company classified the expense as a component of special charges because the note restructuring would not have occurred if it were not for the Merger.

UAL recorded a liability during 2011 in connection with issuing $125 million principal amount of the 8% Contingent Senior Notes at their fair value of $88 million as a component of integration costs. In addition, at June 30, 2012, UAL recorded a liability of $48 million during the second quarter for the fair value of the obligation to issue a tranche of an additional $62.5 million of the 8% Contingent Senior Notes.

United Amended Credit Facility. United’s Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007 (the “Amended Credit Facility”) consists of a term loan which had a balance of $1.2 billion as of December 31, 2012. The term loan matures on February 1, 2014.

Borrowings under the Amended Credit Facility bear interest at a floating rate, which, at United’s option, can be either a base rate or a LIBOR rate, plus an applicable margin of 1.0% in the case of base rate loans and 2.0% in the case of LIBOR loans. The term loan requires regularly scheduled semiannual payments of principal equal to $9 million. United may prepay all or a portion of the loan from time to time, at par plus accrued and unpaid interest.

As of December 31, 2012, United had cash collateralized $77 million of letters of credit, most of which had previously been issued under the Amended Credit Facility. United also had $300 million of performance bonds. Continental had letters of credit and performance bonds relating to various real estate, customs and aircraft financing obligations at December 31, 2012 in the amount of approximately $67 million. Most of the letters of credit have evergreen clauses and are expected to be renewed on an annual basis and the performance bonds have expiration dates through 2016.

United Senior Secured Notes. On February 1, 2013, United redeemed all of the $400 million aggregate principal amount of its 9.875% Senior Secured Notes due 2013 and $200 million aggregate principal amount of 12.0% Senior Second Lien Notes due 2013.

United EETCs. United has $1.6 billion principal amount of equipment notes outstanding issued under EETC financings included in notes payable in the table of outstanding debt above. Generally, the structure of all of these EETC financings consist of pass-through trusts created by United to issue pass-through certificates. The pass-through certificates represent fractional undivided interests in the respective pass-through trusts and are not obligations of United. The proceeds of the issuance of the pass-through certificates are used to purchase equipment notes which are issued by United and secured by United’s aircraft. The payment obligations of United under the equipment notes are fully and unconditionally guaranteed by UAL. Proceeds received from the sale of pass-through certificates are initially held by a depository in escrow for the benefit of the certificate holders until United issues equipment notes to the trust, which purchases such notes with a portion of the escrowed funds. These escrowed funds are not guaranteed by United and are not reported as debt on United’s consolidated balance sheet because the proceeds held by the depositary are not United’s assets. See Note 16 for additional information related to the United EETCs.

Continental

Continental EETCs. Continental has $4.3 billion principal amount of equipment notes outstanding issued under EETC financings included in notes payable in the table of outstanding debt above, which are similar in structure to the United EETCs described above. In March 2012, Continental created two pass-through trusts that issued an aggregate principal amount of $892 million of pass-through certificates. Continental received all $892 million in proceeds raised by the pass-through trusts as of December 31, 2012, in exchange for Continental’s issuance of an equivalent principal amount of equipment notes, which has been recorded as debt. The proceeds were used to fund the acquisition of new aircraft, and in the case of currently owned aircraft, for general corporate purposes.

In October 2012, Continental created two pass-through trusts, one of which issued $712 million aggregate principal amount of Class A pass-through certificates with a stated interest rate of 4% and the second of which issued $132 million aggregate principal amount of Class B pass-through certificates with a stated interest rate of 5.5%. The proceeds of the issuance of the Class A and Class B pass-through certificates, which amounted to $844 million, are used to purchase equipment notes issued by Continental. Of the $844 million in proceeds raised by the pass-through trusts, Continental received $293 million as of December 31, 2012. Continental expects to receive the remaining proceeds from the issuance during the first seven months of 2013 as aircraft are delivered to Continental and Continental issues equipment notes to the trusts. Continental records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of the pass-through certificates. The proceeds have been and are expected to be used to fund the acquisition of new aircraft.

In December 2012, Continental created one pass-through trust which issued $425 million aggregate principal amount of Class C pass-through certificates with a stated interest rate of 6.125%. The proceeds of the issuance of the Class C pass-through certificates are used to purchase equipment notes issued by Continental related to the aircraft financed in both the March and October 2012 EETC financings. Of the $425 million in proceeds raised by the pass-through trusts, Continental received $278 million as of December 31, 2012. Continental expects to receive the remaining proceeds from the issuance during the first seven months of 2013 as aircraft are delivered to Continental and Continental issues equipment notes to the trusts. Continental records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of the pass-through certificates. See Note 16 for additional information related to the Continental EETCs.

Continental EETCs Secured by Spare Parts Inventory. Continental has two series of notes totaling $304 million due June 2, 2013, which bear interest at LIBOR plus a margin (0.35% in the case of one series of notes and 3.125% in the case of the other series of notes) that are secured by the majority of its spare parts inventory.

6.75% Notes. In August 2010, Continental issued $800 million aggregate principal amount of 6.75% Senior Secured Notes due 2015 (the “Senior Notes”). Continental may redeem all or a portion of the Senior Notes at any time on or after September 15, 2012 at specified redemption prices. If Continental sells certain of its assets or if it experiences specific kinds of a change in control, Continental will be required to offer to repurchase the notes. Continental’s obligations under the notes are unconditionally guaranteed by certain of its subsidiaries.

Convertible Debt Securities

Following the Merger, UAL, Continental and the trustees for Continental’s 4.5% Convertible Notes due 2015 (the “Continental 4.5% Notes”), 5% Convertible Notes due 2023 (the “Continental 5% Notes”) and 6% Convertible Junior Subordinated Debentures due 2030 (the “6% Convertible Debentures”) entered into supplemental indenture agreements to make Continental’s convertible debt, which was previously convertible into shares of Continental common stock, convertible into shares of UAL common stock. For purposes of the

Continental separate-entity reporting, as a result of the Continental debt becoming convertible into the stock of a non-consolidated entity, the embedded conversion options in Continental’s convertible debt are required to be separated and accounted for as though they are free-standing derivatives. As a result, the carrying value of Continental’s debt, net of current maturities, on a separate-entity reporting basis as of December 31, 2012 and December 31, 2011 was $5.8 billion and $5.0 billion, respectively, which is $57 million and $64 million, respectively, lower than the consolidated UAL carrying values on those dates.

In addition, UAL’s contractual commitment to provide common stock to satisfy Continental’s obligation upon conversion of the debt is an embedded call option on UAL common stock that is also required to be separated and accounted for as though it is a free-standing derivative. The fair value of the indenture derivatives on a separate-entity reporting basis as of December 31, 2012 and December 31, 2011 was an asset of $268 million and $193 million, respectively. The fair value of the embedded conversion options as of December 31, 2012 and December 31, 2011, was a liability of $128 million and $95 million, respectively. The initial contribution of the indenture derivatives to Continental by UAL is accounted for as additional-paid-in-capital in Continental’s separate-entity financial statements. Changes in fair value of both the indenture derivatives and the embedded conversion options subsequent to October 1, 2010 are recognized currently in nonoperating income (expense).

Continental 4.5% Notes. The Continental 4.5% Notes may be converted by holders into shares of UAL common stock at a conversion price of approximately $18.93 per share. Continental does not have the option to pay the conversion price in cash; however, holders of the notes may require Continental to repurchase all or a portion of the notes for cash at par plus any accrued and unpaid interest if certain changes in control of Continental occur.

6% Convertible Junior Subordinated Debentures. In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the “Trust”) of which Continental owns all the common trust securities, completed a private placement of five million 6% convertible preferred securities, called Term Income Deferrable Equity Securities (the “TIDES”). The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of UAL common stock at a conversion rate of $57.14 per share of common stock (equivalent to approximately 0.875 of a share of UAL common stock for each preferred security). Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

The sole assets of the Trust are 6% Convertible Debentures with an aggregate principal amount of $248 million as of December 31, 2012 issued by Continental and which mature on November 15, 2030. The 6% Convertible Debentures are redeemable by Continental, in whole or in part, on or after November 20, 2003 at designated redemption prices. If Continental redeems the 6% Convertible Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the 6% Convertible Debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the 6% Convertible Debentures, unless previously converted.

Taking into consideration Continental’s obligations under (i) the preferred securities guarantee relating to the TIDES, (ii) the indenture relating to the 6% Convertible Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the indenture, the declaration of trust relating to the TIDES and the 6% Convertible Debentures, Continental has fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

Continental Subsidiary Trust. The Trust is a subsidiary of Continental, and the TIDES are mandatorily redeemable preferred securities with a liquidation value of $248 million. The Trust is a variable interest entity (“VIE”) because Continental has a limited ability to make decisions about its activities. However, Continental is not the primary beneficiary of the Trust. Therefore, the Trust and the mandatorily redeemable preferred securities issued by the Trust are not reported in Continental’s balance sheets. Instead, Continental reports its 6% convertible junior subordinated debentures held by the Trust as long-term debt and interest on these debentures is recorded as interest expense for all periods presented in the accompanying financial statements.

The Company’s debt and associated collateral and cross default provisions are summarized in the tables below:

Summary of Collateral, Covenants and Cross Default Provisions

Debt Instrument	Collateral, Covenants and Cross Default Provisions
Revolving Credit Facility	Secured by take-off and landing slots of United and Continental at Newark Liberty, LaGuardia and Washington Reagan and certain of their other assets. The facility requires the Company to maintain at least $3.0 billion of unrestricted liquidity at all times, which includes unrestricted cash, short-term investments and any undrawn amounts under any revolving credit facility and to maintain a minimum ratio of appraised value of collateral to the outstanding obligations under the Revolving Credit Facility of 1.67 to 1.0 at all times. The facility contains events of default customary for this type of financing, including a cross default and cross acceleration provision to certain other material indebtedness of UAL, United and Continental.

Amended Credit Facility

Secured by certain of United’s international route authorities, international slots and related gate interests and associated rights. The international routes include the Pacific (including China and Hong Kong, but excluding Japan) and London Heathrow routes.

The Amended Credit Facility contains covenants, that among other things, restrict the ability of United and the guarantors under the facility to sell assets, incur additional indebtedness, make investments, pay dividends on or repurchase stock, or merge with other companies. UAL and United must also maintain a specified minimum 1.5 to 1.0 ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. The Amended Credit Facility also requires compliance with the following financial covenants: (i) a minimum unrestricted cash balance of $1.0 billion at all times, and (ii) a minimum collateral ratio. The facility contains events of default customary for this type of financing, including a cross default and cross acceleration provision to certain other material indebtedness of UAL and the guarantors under the facility.

New PBGC Notes

The amended and restated indenture for these notes, which are unsecured, contains covenants that, among other things, restrict the ability of UAL and its subsidiaries to incur additional indebtedness and pay dividends on or repurchase stock.

These covenants cease to be in effect when the indenture covering the Senior Notes is discharged. However, if UAL at that time or thereafter has a series of public debt securities with a principal amount of $300 million or more that has the benefit of covenants that are substantially similar to those contained in the indenture for the New PBGC Notes, then subject to certain conditions and upon written request of the PBGC to UAL, UAL and United will use commercially reasonable efforts to amend the indenture for the New PBGC Notes to include such covenants.

Continental EETCs Secured by Spare Parts Inventory	Continental has a collateral maintenance agreement requiring it, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the senior series of equipment notes and a loan-to-collateral value ratio of not greater than 75% with respect to both series of notes combined. Continental must also maintain a certain level of rotable components within the spare parts collateral pool.

Continental Senior Notes

Secured by certain of Continental’s U.S.-Asia and U.S.-London Heathrow routes and related assets, all of the outstanding common stock and other assets of the guarantor subsidiaries and substantially all of the other assets of the guarantors, including route authorities and related assets.

The indenture for the Senior Notes includes covenants that, among other things, restrict Continental’s ability to sell assets, incur additional indebtedness, issue preferred stock, make investments or pay dividends. In addition, if Continental fails to maintain a collateral coverage ratio of 1.5 to 1.0, Continental must pay additional interest on notes at the rate of 2% per annum until the collateral coverage ratio equals at least 1.5 to 1.0. The indenture for the Senior Notes also includes events of default customary for similar financings and a cross default provision if Continental fails to make payment when due with respect to certain obligations regarding frequent flyer miles purchased by Chase under the Company’s Co-Brand Agreement.

NOTE 15—LEASES AND CAPACITY PURCHASE AGREEMENTS

The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, other commercial real estate, office and computer equipment and vehicles.

At December 31, 2012, the Company’s scheduled future minimum lease payments under operating leases having initial or remaining noncancelable lease terms of more than one year, aircraft leases, including aircraft rent under capacity purchase agreements and capital leases (substantially all of which are for aircraft) were as follows (in millions):

	UAL (b)	United	Continental
Aircraft Operating Leases
2013	$1,543	$647	$905
2014	1,466	595	878
2015	1,198	417	783
2016	960	246	714
2017	861	179	682
After 2017	1,491	213	1,278

	$7,519	$2,297	$5,240

Facility and Other Operating Leases
2013	$1,108	$713	$395
2014	955	586	369
2015	816	460	356
2016	744	418	326
2017	696	411	285
After 2017	5,376	1,926	3,450

	$9,695	$4,514	$5,181

Capital Leases (a)
2013	$214	$197	$17
2014	197	182	15
2015	177	162	15
2016	164	149	15
2017	120	109	11
After 2017	582	238	344

Minimum lease payments	$1,454	$1,037	$417

Imputed interest	(540)	(300)	(240)

Present value of minimum lease payments	914	737	177
Current portion	(122)	(119)	(3)

Long-term obligations under capital leases	$792	$618	$174

(a)	As of December 31, 2012, United’s aircraft capital lease minimum payments relate to leases of 49 mainline and 38 regional aircraft and Continental’s capital lease minimum payments relate to nonaircraft assets. United’s and Continental’s imputed interest rate ranges are 3.3% to 20.0% and 5.0% to 8.4%, respectively.
(b)	The operating lease payments presented above include United’s and Continental’s future payments of $2 million and $128 million, respectively, related to nonoperating aircraft as of December 31, 2012. United and Continental have two and 23 nonoperating aircraft subject to leases, respectively. United’s regional carrier, Express Jet, subleases aircraft from Continental; UAL operating lease payments exclude payments related to these aircraft.

Aircraft operating leases have initial terms of one to twenty-six years, with expiration dates ranging from 2013 through 2024. Under the terms of most leases, the Company has the right to purchase the aircraft at the end of the lease term, in some cases at fair market value, and in others, at fair market value or a percentage of cost. The Company has facility operating leases that extend to 2032.

United and Continental are the lessees of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $270 million and $1.4 billion, respectively, of underlying debt and interest thereon as of December 31, 2012. These leases are typically with municipalities or other governmental entities, which are excluded from the consolidation requirements concerning VIEs. To the extent the Company’s leases and related guarantees are with a separate legal entity other than a governmental entity, the Company is not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed-price purchase option, or similar feature.

The table below summarizes the Company’s nonaircraft rent expense for the years ended December 31 (in millions):

	UAL	United	Continental Successor	Continental Predecessor
2012	$1,278	$654	$624
2011	1,265	666	599
2010	839	685	154	$452

In addition to nonaircraft rent in the table above and aircraft rent, which is separately presented in the consolidated statements of operations, UAL had aircraft rent related to regional aircraft operating leases, which is included as part of regional capacity purchase expense in UAL’s consolidated statement of operations, of $463 million, $498 million and $411 million for the years ended December 31, 2012, 2011 and 2010, respectively. For the year ended December 31, 2012, UAL’s regional aircraft rent, which is included as part of regional capacity purchase expense, consisted of $380 million and $83 million related to United and Continental, respectively.

In connection with UAL Corporation’s and United’s fresh-start reporting requirements upon their exit from Chapter 11 bankruptcy protection in 2006 and UAL’s and Continental’s acquisition accounting adjustments related to the Merger, lease valuation adjustments for operating leases were initially recorded in the consolidated balance sheet, representing the net present value of the differences between contractual lease rates and the fair market lease rates for similar leased assets at the time. An asset (liability) results when the contractual lease rates are more (less) favorable than market lease terms at the valuation date. The lease valuation adjustment is amortized on a straight-line basis as an increase (decrease) to rent expense over the individual applicable remaining lease terms, resulting in recognition of rent expense as if the Company had entered into the leases at market rates. The related remaining lease terms are one to 12 years for United and Continental. The lease valuation adjustments are classified within other noncurrent assets and other noncurrent liabilities, respectively, and are as follows as of December 31, (in millions):

	UAL	United	Continental
Net deferred asset balance at December 31, 2010	$108	$108	$—
Less: amortization for the year ended December 31, 2011	(14)	(14)	—

Net deferred asset balance at December 31, 2011	94	94	—
Less: amortization for the year ended December 31, 2012	(12)	(12)	—

Net deferred asset balance at December 31, 2012	$82	$82	$—

Net deferred liability balance at December 31, 2010	$(1,374)	$—	$(1,374)
Less: accretion for the year ended December 31, 2011	241	—	241

Net deferred liability balance at December 31, 2011	(1,133)	—	(1,133)
Less: accretion for the year ended December 31, 2012	252	—	252

Net deferred liability balance at December 31, 2012	$(881)	$—	$(881)

Regional Capacity Purchase Agreements

The Company has capacity purchase agreements (“CPAs”) with certain regional carriers. We purchase all of the capacity from the flights covered by the CPA at a negotiated price. We pay the regional carrier a pre-determined rate, subject to annual inflation adjustments, for each block hour flown (the hours from gate departure to gate arrival) and to reimburse the regional carrier for various pass-through expenses related to the flights. Under the CPAs, we are responsible for the cost of providing fuel for all flights and for paying aircraft rent for all of the aircraft covered by the CPAs. Generally, the CPAs contain incentive bonus and rebate provisions based upon each regional carrier’s operational performance. United’s and Continental’s CPAs are for 275 and 276 regional aircraft, respectively, and the United and Continental CPAs have terms expiring through 2024 and 2021, respectively. Aircraft operated under CPAs include aircraft leased directly from the regional carriers and those leased from third-party lessors and operated by the regional carriers.

Our future commitments under our CPAs are dependent on numerous variables, and are therefore difficult to predict. The most important of these variables is the number of scheduled block hours. Although we are not required to purchase a minimum number of block hours under certain of our CPAs, we have set forth below estimates of our future payments under the CPAs based on our assumptions. Continental’s estimates of its future payments under all of the CPAs do not include the portion of the underlying obligation for any aircraft leased to ExpressJet or deemed to be leased from other regional carriers and facility rent that are disclosed as part of aircraft and nonaircraft operating leases. For purposes of calculating these estimates, we have assumed (1) the number of block hours flown is based on our anticipated level of flight activity or at any contractual minimum utilization levels if applicable, whichever is higher, (2) that we will reduce the fleet as rapidly as contractually allowed under each CPA, (3) that aircraft utilization, stage length and load factors will remain constant, (4) that each carrier’s operational performance will remain at historic levels and (5) that inflation is projected to be between 1.5% and 2.2% per year. Based on these assumptions as of December 31, 2012, our future payments through the end of the terms of our CPAs are presented in the table below (in millions). These amounts exclude variable pass-through costs such as fuel and landing fees, among others.

	UAL	United	Continental
2013	$1,801	$931	$870
2014	1,604	781	823
2015	1,422	691	731
2016	1,187	481	706
2017	1,159	472	687
After 2017	2,376	947	1,429

	$9,549	$4,303	$5,246

It is important to note that the actual amounts we pay to our regional operators under CPAs could differ materially from these estimates. For example, a 10% increase or decrease in scheduled block hours for all of United’s and Continental’s regional operators (whether as a result of changes in average daily utilization or otherwise) in 2013 would result in a corresponding change in annual cash obligations under the CPAs for UAL of approximately $76 million (8.2%) and $72 million (8.2%), respectively.

NOTE 16—VARIABLE INTEREST ENTITIES

Variable interests are contractual, ownership or other monetary interests in an entity that change with fluctuations in the fair value of the entity’s net assets exclusive of variable interests. A VIE can arise from items such as lease agreements, loan arrangements, guarantees or service contracts. An entity is a VIE if (a) the entity lacks sufficient equity or (b) the entity’s equity holders lack power or the obligation and right as equity holders to absorb the entity’s expected losses or to receive its expected residual returns. Therefore, if the equity owners as a group do not have the power to direct the entity’s activities that most significantly impact its economic performance, the entity is a VIE.

If an entity is determined to be a VIE, the entity must be consolidated by the primary beneficiary. The primary beneficiary is the holder of the variable interests that has the power to direct the activities of a VIE that (i) most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses of or the right to receive benefits from the VIE that could potentially be significant to the VIE. Therefore, the Company must identify which activities most significantly impact the VIE’s economic performance and determine whether it, or another party, has the power to direct those activities.

The Company’s evaluation of its association with VIEs is described below:

Aircraft Leases. We are the lessee in a number of operating leases covering the majority of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for VIEs. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case for many of our operating leases; however, leases of approximately 11 United mainline jet aircraft and 73 Continental mainline jet aircraft contain a fixed-price purchase option that allow United and Continental to purchase the aircraft at predetermined prices on specified dates during the lease term. Additionally, leases covering substantially all of Continental’s 256 leased regional jet aircraft contain an option to purchase the aircraft at the end of the lease term at prices that, depending on market conditions, could be below fair value. The Company has not consolidated the related trusts because, even taking into consideration these purchase options, the Company is still not the primary beneficiary. The Company’s maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 15.

EETCs. The Company evaluated whether the pass-through trusts formed for its EETC financings, treated as either debt or aircraft operating leases, are VIEs required to be consolidated by the Company under applicable accounting guidance, and determined that the pass-through trusts are VIEs. Based on the Company’s analysis as described below, the Company determined that it does not have a variable interest in the pass-through trusts.

The primary risk of the pass-through trusts is credit risk (i.e. the risk that United or Continental, the issuer of the equipment notes, may be unable to make its principal and interest payments). The primary purpose of the pass-through trust structure is to enhance the credit worthiness of the Company’s debt obligation through certain bankruptcy protection provisions, a liquidity facility (in certain of the EETC structures) and improved loan-to-value ratios for more senior debt classes. These credit enhancements lower the Company’s total borrowing cost. Pass-through trusts are established to receive principal and interest payments on the equipment notes purchased by the pass-through trusts from the Company and remit these proceeds to the pass-through trusts’ certificate holders.

The Company does not invest in or obtain a financial interest in the pass-through trusts. Rather, the Company has an obligation to make interest and principal payments on its equipment notes held by the pass-through trusts. The Company did not intend to have any voting or non-voting equity interest in the pass-through trusts or to absorb variability from the pass-through trusts. Based on this analysis, the Company determined that it is not required to consolidate the pass-through trusts.

NOTE 17—COMMITMENTS AND CONTINGENCIES

General Guarantees and Indemnifications. In the normal course of business, the Company enters into numerous real estate leasing and aircraft financing arrangements that have various guarantees included in the contracts. These guarantees are primarily in the form of indemnities under which the Company typically indemnifies the lessors and any tax/financing parties against tort liabilities that arise out of the use, occupancy, operation or maintenance of the leased premises or financed aircraft. Currently, the Company believes that any future payments required under these guarantees or indemnities would be immaterial, as most tort liabilities and related indemnities are covered by insurance (subject to deductibles). Additionally, certain leased premises such as fueling stations or storage facilities include indemnities of such parties for any environmental liability that may arise out of or relate to the use of the leased premises.

Legal and Environmental. The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. The Company records liabilities for legal and environmental claims when a loss is probable and reasonably estimable. These amounts are recorded based on the Company’s assessments of the likelihood of their eventual disposition.

Commitments. The table below summarizes the Company’s commitments as of December 31, 2012, which primarily relate to the acquisition of aircraft and related spare engines, aircraft improvements and include other commitments primarily to acquire information technology services and assets (in billions):

	UAL	United	Continental
2013	$1.8	$0.8	$1.0
2014	1.5	0.7	0.8
2015	2.0	0.9	1.1
2016	3.0	2.0	1.0
2017	2.5	2.4	0.1
After 2017	7.1	4.8	2.3

	$17.9	$11.6	$6.3

UAL Aircraft Commitments. UAL had firm commitments to purchase 100 new Boeing 737 MAX 9 aircraft scheduled for delivery from 2018 through 2022. UAL also had options to purchase an additional 100 Boeing 737 MAX 9 aircraft. UAL had the right, and intends in the future, to assign its interest under the purchase agreement for the 737 MAX 9 aircraft with respect to one or more of the aircraft to either United or Continental.

United Aircraft Commitments. United had firm commitments to purchase 100 new aircraft (25 Boeing 787 aircraft, 50 Boeing 737-900ER aircraft and 25 Airbus A350XWB aircraft) scheduled for delivery from 2013 through 2020. United also had options and purchase rights for additional aircraft. In 2013, United expects to take delivery of ten Boeing 737-900ER aircraft.

Continental Aircraft Commitments. Continental had firm commitments to purchase 47 new aircraft (23 Boeing 737 aircraft and 24 Boeing 787 aircraft) scheduled for delivery from January 1, 2013 through 2016. Continental also had options to purchase 74 Boeing aircraft. In 2013, Continental expects to take delivery of 14 Boeing 737-900ER aircraft and two Boeing 787-8 aircraft.

As of December 31, 2012, Continental had arranged for EETC financing of 14 Boeing 737-900ER aircraft and one Boeing 787-8 aircraft scheduled for delivery through July 2013. In addition, United had secured backstop financing commitments from its widebody aircraft and engine manufacturers for a limited number of its future aircraft deliveries, subject to certain customary conditions. See Note 14 of this report for additional information. However, UAL and United do not have backstop financing or any other financing currently in place for their firm narrowbody aircraft orders with Boeing, and Continental does not have backstop financing or any other financing currently in place for its other Boeing aircraft on order. Financing will be necessary to satisfy the Company’s capital commitments for its firm order aircraft and other related capital expenditures. The Company can provide no assurance that any financing not already in place for aircraft and spare engine deliveries will be available to the Company on acceptable terms when necessary or at all.

As UAL has the right, and intends in the future, to assign its interest under the purchase agreement for the Boeing 737 MAX 9 aircraft with respect to one or more of the aircraft to either United or Continental, but has not determined the actual assignment of the Boeing 737 MAX 9 aircraft between United and Continental, the table above assumes that 50% of the Boeing 737 MAX 9 order is assigned to United and 50% of the Boeing 737 MAX 9 order is assigned to Continental.

UAL and Continental have concluded their discussions with Boeing regarding delays in delivery of certain Boeing 787 aircraft, and have reached a resolution with Boeing regarding compensation to be received in connection with those delays.

Credit Card Processing Agreements

The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s credit card processing agreements, the financial institutions either require, or under certain circumstances have the right to require, that the Company maintains a reserve equal to a portion of advance ticket sales that has been processed by that financial institution, but for which the Company has not yet provided the air transportation. Such financial institutions may require additional cash or other collateral reserves to be established or additional withholding of payments related to receivables collected if the Company does not maintain certain minimum levels of unrestricted cash, cash equivalents and short term investments. The Company’s current level of unrestricted cash, cash equivalents and short term investments is substantially in excess of these minimum levels.

Guarantees and Off-Balance Sheet Financing

Fuel Consortia. The Company participates in numerous fuel consortia with other air carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortia (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2012, approximately $1.3 billion principal amount of such bonds were secured by significant fuel facility leases in which UAL participates, as to which UAL and each of the signatory airlines has provided indirect guarantees of the debt. As of December 31, 2012, UAL’s contingent exposure was approximately $259 million principal amount of such bonds based on its recent consortia participation. As of December 31, 2012, United’s and Continental’s contingent exposure related to these bonds, based on its recent consortia participation, was approximately $198 million and $61 million, respectively. The Company’s contingent exposure could increase if the participation of other air carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2014 to 2041. The Company did not record a liability at the time these indirect guarantees were made.

Guarantees. United and Continental are the guarantors of approximately $270 million and $1.6 billion, respectively, in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon. These bonds, issued by various airport municipalities, are payable solely from rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with $1.7 billion ($270 million for United and $1.4 billion for Continental) of these obligations are accounted for as operating leases with the associated expense recorded on a straight-line basis resulting in ratable accrual of the lease obligation over the expected lease term. These tax-exempt special facilities revenue bonds are included in our lease commitments disclosed in Note 15. The leasing arrangements associated with $190 million (for Continental only) of these obligations are accounted for as capital leases. All these bonds are due between 2015 and 2038.

In the Company’s financing transactions that include loans, the Company typically agrees to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on the London Interbank Offered Rate (“LIBOR”), for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to obligations of the lenders to take certain limited steps to mitigate the requirement for, or the amount of, such increased costs. At December 31, 2012, UAL had $2.6 billion of floating rate debt (consisting of United’s $1.9 billion and Continental’s $658 million of debt) and $347 million of fixed rate debt (consisting of United’s $186 million and Continental’s $161 million of debt), with remaining terms of up to ten years, that are subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to nine years and an aggregate balance of $2.8 billion (consisting of United’s $2.1 billion and Continental’s $744 million balance), the Company bears the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

Houston Bush Terminal B Redevelopment Project. In May 2011, UAL, in partnership with the Houston Airport System, announced that it would begin construction of the first phase of a potential three-phase $1 billion terminal improvement project for Terminal B at George Bush Intercontinental Airport (“Houston Bush”) by the end of 2011. In November 2011, the City of Houston issued approximately $113 million of special facilities revenue bonds to finance the construction of a new south concourse at Houston Bush dedicated to the Company’s regional jet operations. The bonds are guaranteed by Continental and are payable from certain rentals paid by Continental under a special facilities lease agreement with the City of Houston. Continental’s initial commitment is to construct the first phase of the originally anticipated three-phase project. Continental’s cost of construction of phase one of the project is currently estimated to be approximately $100 million and is funded by special facilities revenue bonds. Construction of the remaining phases of the project, if any, will be based on demand over the next seven to 10 years, with phase one currently expected to be completed in late 2013.

Based on a qualitative assessment of the Houston Bush Terminal B Redevelopment Project, due to the fact that Continental is guaranteeing the special facilities revenue bonds and the requirement that Continental fund cost overruns with no stated limits, Continental is considered the owner of the property during the construction period for accounting purposes. As a result, the construction project is being treated as a financing transaction such that the property and related financing will be included on UAL’s consolidated balance sheet as an asset under operating property and equipment and as a construction obligation under other long-term liabilities.

Labor Negotiations.

As of December 31, 2012, UAL, including its subsidiaries, had approximately 88,000 employees. As of December 31, 2012, United had approximately 47,000 employees and Continental had approximately 41,000 employees. Approximately 80% of the combined Company’s employees were represented by various U.S. labor organizations as of December 31, 2012.

During 2012, various labor agreements were reached between union representatives and the Company. On December 15, 2012, the pilots for both United and Continental ratified a joint collective bargaining agreement with the Company. In February 2013, the Company reached tentative agreements on new joint collective bargaining agreements with the IAM for the fleet service, passenger service and storekeeper workgroups at the United, Continental, Continental Micronesia and Mileage Plus subsidiaries. The tentative agreements with the IAM cover more than 28,000 employees and are subject to ratification by the IAM members. We are also currently in the process of negotiating joint collective bargaining agreements with all of our other major represented groups. Several other collective bargaining agreements were reached with unions at each of our subsidiaries during 2012, including with the United flight attendants in February 2012, the Continental Micronesia aircraft technicians in May 2012, the Continental pilot ground instructors in June 2012 and the Continental Micronesia flight attendants in August 2012.

NOTE 18—STATEMENT OF CONSOLIDATED CASH FLOWS—SUPPLEMENTAL DISCLOSURES

Supplemental disclosures of cash flow information and non-cash investing and financing activities for the years ended December 31, are as follows (in millions):

	UAL	United	Continental Successor	Continental Predecessor
2012
Cash paid during the period for:
Interest (net of amounts capitalized)	$766	$426	$340
Income taxes	2	3	1
Non-cash transactions:
Transfer of OnePass frequent flyer liability and advanced purchase of miles from Continental	$—	$2,387	$(2,387)
Property and equipment acquired through issuance of debt	544	—	544
8% Contingent Senior Unsecured Notes and 6% Senior Notes, net of discount	357	357	—
Special facility payment financing	101	—	101
Airport construction financing	50	—	50
2011
Cash paid during the period for:
Interest (net of amounts capitalized)	$855	$495	$360
Income taxes	10	2	—
Non-cash transactions:
Property and equipment acquired through issuance of debt	$130	$—	$130
8% Contingent Senior Unsecured Notes, net of discount	88	88	—
Interest paid in kind on UAL 6% Senior Notes	37	37	—
2010
Cash paid (refunded) during the period for:
Interest (net of amounts capitalized)	$600	$489	$111	$210
Income taxes	(16)	(16)	—	1
Non-cash transactions:
Redemption of Continental’s 5% Convertible Notes with UAL common stock	$175	$—	$175	$—
Property and equipment acquired through issuance of debt and capital leases	98	—	98	465
Restricted cash collateral returned on derivative contracts	(45)	(45)	—	—
Interest paid in kind on UAL 6% Senior Notes	35	35	—	—

NOTE 19—ADVANCED PURCHASE OF MILES

The Company previously sold frequent flyer miles to Chase which the Company recorded as Advanced Purchase of Miles. UAL has the right, but is not required, to repurchase the pre-purchased miles from Chase during the term of the agreement. The balance of pre-purchased miles is eligible to be allocated to MileagePlus members’ account by 2017. The Co-Brand Agreement contains termination penalties that may require United and Continental to make certain payments and repurchase outstanding pre-purchased miles in cases such as the Company’s insolvency, bankruptcy or other material breaches. The Company has recorded these amounts as advanced purchase of miles in the liabilities section of the Company’s consolidated balance sheets.

The obligations of UAL, United, Continental and Mileage Plus Holdings, LLC to Chase under the Co-Brand Agreement are joint and several. Certain of United’s obligations under the Co-Brand Agreement in an amount not more than $850 million are secured by a junior lien in all collateral pledged by United under its Amended Credit Facility. All of Continental’s obligations under the Co-Brand Agreement are secured by a junior lien in all collateral pledged by Continental to secure its Senior Notes due 2015. United also provides a first priority lien to Chase on its MileagePlus assets to secure certain of its obligations under the Co-Brand Agreement and its obligations under the new combined credit card processing agreement among Continental, United, Paymentech, LLC and JPMorgan Chase. After Continental’s OnePass Program termination in March 2012, certain of the OnePass Program assets were added as collateral to the Co-Brand Agreement. As a result of this termination, all OnePass related assets and liabilities were transferred from Continental to United.

NOTE 20—RELATED PARTY TRANSACTIONS

Intercompany transactions—United and Continental

United and Continental perform services for one another including various aircraft maintenance services, aircraft ground handling and aircraft fuel provisions at certain airports. For the year ended December 31, 2012, United provided $558 million of services to Continental, and Continental provided $219 million of services to United. Many of these transactions are routinely settled through the clearing house, which is customarily used in the monthly settlement of such items. Transactions not settled through the clearing house are typically settled in cash on a quarterly basis. As of December 31, 2012, Continental had a net current payable of $2.5 billion to United primarily related to the transfer of the current portion of the frequent flyer liability and the cash transfer from United in conjunction with the conversion to the new passenger service system, as described below. In addition, Continental had a $270 million noncurrent payable as of December 31, 2012 to United associated with the transfer of advanced purchase of miles to United as a result of the transition to the single loyalty program described further below.

In November 2011, the Company received a single operating certificate from the Federal Aviation Administration. The Company plans to merge United Air Lines, Inc. and Continental Airlines, Inc. into one legal entity in 2013. Once this legal merger occurs, the financial statements of United and Continental will be combined at their historical cost for all periods presented beginning on October 1, 2010, the date on which Continental became a wholly-owned subsidiary of UAL, and there will no longer be a requirement to separately report the historical financial statements of Continental. Intercompany receivables and payables between United and Continental will be settled when United Air Lines, Inc. and Continental Airlines, Inc. merge into one legal entity.

Frequent flyer program transition

In the first quarter of 2012, the Company moved to a single loyalty program. Continental’s loyalty program formally ended in the first quarter of 2012, at which point United automatically enrolled Continental OnePass program members in the MileagePlus program and deposited into those MileagePlus accounts award miles equal to these members’ OnePass award miles balance. In March 2012, the related frequent flyer deferred revenue and advance purchase of miles liabilities for the OnePass program was transferred to United with a corresponding liability recorded by Continental payable to United for assuming the frequent flyer obligations. No gain or loss was incurred from the transaction as the liabilities were transferred at their respective net book value. The obligation associated with this transfer will be settled by Continental through future redemptions by MileagePlus members on Continental operated flights.

Passenger service system and ticket stock integration

In March 2012, Continental and United converted to a single passenger service system, allowing the Company to operate using a single reservations system, carrier code, flight schedule, website and departure control system. In conjunction with the conversion to a single passenger service system, all tickets are now sold by United. As a result, the air traffic liability of Continental is diminishing as tickets previously sold by Continental are used or refunded and United’s advanced ticket sales liability and associated cash receipts from the ticket sales will increase accordingly. Subsequent to the system conversion, United transferred cash to Continental each month, such transfers being netted against amounts owed to Continental for segments flown by Continental on United ticket stock. Revenue will continue to be recorded by the carrier that is operating the flight.

Revenue and expense allocation

Until United Air Lines, Inc. and Continental Airlines, Inc. are merged into one legal entity, revenue and expenses will continue to be recorded by each entity based on either specific identification of the related transaction, where applicable, or appropriate allocations based on metrics that are systematic and rational. Certain revenues and expenses that were previously recorded based on a specific identification were allocated in March 2012 in connection with the conversion to a single passenger service system. We believe the allocated amounts will generally be comparable to historical amounts. Each airline will continue to record actual expenses for aircraft that are owned or leased and passenger revenue will be determined on an actual basis for the carrier operating the flight. The table below illustrates a summary of the primary allocation metrics to be used:

Account	Allocation metric between subsidiaries
Operating revenue:

Passenger	Actual ticket revenue based on specifically identified flights operated by each carrier. Frequent flyer component of passenger revenue is allocated to Continental based on historic revenue passenger miles (“RPMs”) split between carriers and rate at which outstanding frequent flyer liability was transferred from Continental to United at single passenger service system conversion for calculating frequent flyer impact. Regional revenue, based on the carrier that contracted with the regional carrier

Cargo	Actual by operating carrier

Other operating	Passenger related based on passenger revenue and other based on passengers enplaned or other similar criteria

Operating expense:

Aircraft fuel	Actual by operating carrier

Salaries and related costs	Actual for operational workgroups and allocation based on historical RPMs for administrative personnel. Profit sharing expense is allocated based on the proportional profit of each operating entity

Regional capacity purchase	Actual based on specific identification of the carrier that contracted with regional carrier for flying

Landing fees and other rent	Allocation based on passengers enplaned

Aircraft maintenance materials and outside repairs	Actual based on the specific identification of each carrier’s aircraft

Depreciation and amortization	Specific identification of carriers’ operational assets (i.e. flight equipment) and intangible assets and allocation based on historical RPMs for other assets

Distribution expenses	Allocation based on passenger revenue

Aircraft rent	Actual based on specific identification of each carrier’s aircraft

Special charges	Specific identification. Labor agreement costs are allocated based on salaries of respective work groups

Other operating expenses	Specific identification where applicable and allocation based on historical RPMs for other

Total net revenue allocated from United to Continental amounted to $1.1 billion for the year ended December 31, 2012.

Total net expenses allocated from United to Continental amounted to $363 million for the year ended December 31, 2012.

NOTE 21—MERGER AND INTEGRATION-RELATED COSTS AND SPECIAL ITEMS

Special Revenue Item. As discussed in Note 2, during the second quarter of 2011, the Company modified the previously existing United and Continental co-branded credit card agreements with Chase as a result of the Merger. This modification resulted in the following one-time adjustment to decrease frequent flyer deferred revenue and increase special revenue in accordance with ASU 2009-13 for the year ended December 31, 2011 as follows (in millions):

	UAL	United	Continental
Special revenue item	$107	$88	$19

For the years ended December 31, Merger and integration-related costs and special items classified as special charges in the statements of consolidated operations consisted of the following (in millions):

2012	UAL	United	Continental Successor
Integration-related costs	$739	$569	$170
Labor agreement costs	475	312	163
Voluntary severance and benefits	125	125	—
Intangible asset impairment	30	—	30
Gains on sale of assets and other special charges, net	(46)	(22)	(24)

Total	$1,323	$984	$339

2011	UAL	United	Continental Successor
Integration-related costs	$517	$360	$157
Termination of maintenance service contract	58	58	—
Intangible asset impairment	4	—	4
Other	13	15	(2)

Total	$592	$433	$159

2010	UAL	United	Continental Successor	Continental Predecessor
Merger costs:
Merger-related costs	$144	$114	$30	$10
Salary and severance-related	249	111	138	—
Integration-related costs	171	138	33	19

	564	363	201	29
Aircraft impairments	136	136	—	6
Goodwill impairment credit	(64)	(64)	—	—
Intangible asset impairment	29	29	—	—
Other	4	4	—	12

Total	$669	$468	$201	$47

Integration-related costs

Integration-related costs incurred during 2012 included compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are either no longer used or planned to be used for significantly shorter periods, as well as relocation costs for employees and severance primarily associated with administrative headcount reductions. In 2011, these costs also included costs to terminate certain service contracts, costs to write-off system assets, payments to third-party consultants assisting with integration planning and organization design and compensation costs related to the systems integration. In addition, UAL recorded a liability of $88 million related to the fair value of UAL’s obligation to issue to the PBGC $125 million aggregate principal amount of 8% Contingent Senior Notes during 2011. This was classified as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering event under the 8% Contingent Senior Notes indenture.

On December 31, 2012, UAL and United entered into an agreement with the PBGC that reduced the aggregate amount of 8% Contingent Senior Notes to be issued by UAL, and eliminated the contingent nature of such obligation by replacing the $188 million principal amount of 8% Contingent Senior Notes incurred as of December 31, 2012 and the obligation to issue any additional 8% Contingent Senior Notes with $400 million principal amount of New 8% Notes. In addition, UAL and United agreed to replace the $652 million principal amount outstanding of UAL’s 6% Senior Notes due 2031 with the New 6% Notes. The Company did not receive any cash proceeds in connection with the issuance of the New PBGC Notes. The Company is accounting for this agreement as a debt extinguishment, resulting in a charge of $309 million that represents the fair value of $212 million of New 8% Notes that it agreed to issue and the change in the fair value of the New 6% Notes and the $188 million of New 8% Notes versus their previous carrying values. The Company classified the expense as a component of special charges because the note restructuring would not have occurred if it were not for the Merger.

Labor agreement costs

In December 2012, the United and Continental pilots represented by the Air Line Pilots Association, International ratified a new joint collective bargaining agreement with the Company. The Company recorded $475 million of expense associated with lump sum cash payments that would be made in conjunction with the ratification of the contract and the completion of the integrated pilot seniority list. This charge also includes $80 million associated with changes to existing pilot disability plans negotiated in connection with the agreement. The lump sum payments are not in lieu of future pay increases. The Company made cash payments of approximately $55 million in late 2012 and expects to pay the remainder by the end of 2013 relating to these charges.

Voluntary severance and benefits

During 2012, the Company recorded $125 million of severance and benefits associated with various voluntary retirement and leave of absence programs for its various employee groups. During the first quarter of 2012, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated. The expense for this voluntary program was approximately $32 million. The Company also offered a voluntary leave of absence program that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period. The expense for this voluntary program was approximately $17 million. During the second quarter of 2012, as part of the recently amended collective bargaining agreement with the Association of Flight Attendants, the Company offered a voluntary program for flight attendants at United to retire early in exchange for a cash severance payment. The payments are dependent on the number of years of service each employee has accumulated. Approximately 1,300 flight attendants accepted this program and the expense for this voluntary program is approximately $76 million.

Merger-related costs

Merger-related costs in 2010 include charges related to the planning and execution of the Merger, including costs for items such as financial advisor, legal and other advisory fees. Salary and severance related costs are primarily associated with administrative headcount reductions and compensation costs related to the Merger.

Intangible asset impairments

During 2012 and 2011, Continental recorded impairment charges of $30 million and $4 million, respectively, on certain intangible assets related to European take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite-lived intangible assets.

During 2010, the U.S. and Brazilian governments reached an open skies aviation agreement that removed the restriction on the number of flights into Sao Paulo by October 2015. As a result of these changes, United recorded a $29 million non-cash charge to write-down its indefinite-lived route asset in Brazil. These impairments were based on estimated fair values, which were primarily developed using income methodologies, as described in Note 12.

Gains on sale of assets and other special charges

During 2012, the Company recorded net gains of $46 million related to gains and losses on the disposal of aircraft and related parts and other assets.

Aircraft impairments

The aircraft impairments summarized in the table above for 2010 relate to United’s nonoperating Boeing 737 and Boeing 747 aircraft which declined in value, as older, less fuel efficient models became less valuable with increasing fuel costs. The carrying values of these nonoperating aircraft were reduced to estimated fair values.

Goodwill impairment credit

During 2010, UAL determined that it overstated its deferred tax liabilities by approximately $64 million when it applied fresh start accounting upon its exit from Chapter 11 bankruptcy protection in 2006. Under applicable standards in 2008, this error would have been corrected with a decrease to goodwill, which would have resulted in a decrease in the amount of UAL’s 2008 goodwill impairment charge. Therefore, UAL corrected this overstatement in the fourth quarter of 2010 by reducing its deferred tax liabilities and recorded it as goodwill impairment credit in its consolidated statement of operations. The adjustment was not made to prior periods as UAL does not believe the correction was material to 2010 or any prior period. As the goodwill from fresh start accounting was pushed down to United, the above disclosure also applies to United.

Termination charges

During 2011, United recorded $58 million of charges related to the early termination of a maintenance service contract. During 2009, United incurred $104 million primarily for aircraft lease termination charges related to its operational plans to significantly reduce its operating fleet.

Accrual Activity

Activity related to the accruals for severance and medical costs and future lease payments on permanently grounded aircraft and unused facilities is as follows (in millions):

	Severance/ Medical Costs	Permanently Grounded Aircraft	Unused Facilities
UAL
Balance at December 31, 2009	$45	$83	$—
Liability assumed due to Merger, October 1, 2010	3	—	33
Accrual	155	(3)	—
Payments	(101)	(39)	(26)

Balance at December 31, 2010	102	41	7
Accrual	21	5	—
Payments	(68)	(15)	(3)

Balance at December 31, 2011	55	31	4
Accrual	170	(1)	(2)
Payments	(160)	(25)	(1)

Balance at December 31, 2012	$65	$5	$1

United
Balance at December 31, 2009	$45	$83	$—
Accrual	74	(3)	—
Payments	(77)	(39)	—

Balance at December 31, 2010	42	41	—
Accrual	28	5	—
Payments	(42)	(15)	—

Balance at December 31, 2011	28	31	—
Accrual	152	(1)	—
Payments	(141)	(25)	—

Balance at December 31, 2012	$39	$5	$—

Continental
Balance at December 31, 2009	$14	$2	$26
Accrual (a)	84	(1)	9
Payments (a)	(38)	(1)	(28)

Balance at December 31, 2010	60	—	7
Accrual	(7)	—	—
Payments	(26)	—	(3)

Balance at December 31, 2011	27	—	4
Accrual	18	—	(2)
Payments	(19)	—	(1)

Balance at December 31, 2012	$26	$—	$1

(a)	Continental accrual and payment amounts for 2010 represent both Predecessor and Successor periods. Total accrual and payments in the Predecessor period were $11 million and $17 million, respectively. Total accrual and payments in the Successor period were $81 million and $50 million, respectively.

The Company’s accrual and payment activity in 2012 and 2011 is primarily related to severance and other compensation expense associated with voluntary employee programs and the Merger, respectively.

NOTE 22—SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

UAL	Quarter Ended
(In millions, except per share amounts)	March 31	June 30	September 30	December 31
2012
Operating revenue	$8,602	$9,939	$9,909	$8,702
Income (loss) from operations	(271)	575	200	(465)
Net income (loss)	(448)	339	6	(620)
Basic earnings (loss) per share	(1.36)	1.02	0.02	(1.87)
Diluted earnings (loss) per share	(1.36)	0.89	0.02	(1.87)
2011
Operating revenue	$8,202	$9,809	$10,171	$8,928
Income from operations	34	808	935	45
Net income (loss)	(213)	538	653	(138)
Basic earnings (loss) per share	(0.65)	1.63	1.97	(0.42)
Diluted earnings (loss) per share	(0.65)	1.39	1.69	(0.42)

UAL’s quarterly financial data is subject to seasonal fluctuations and historically its second and third quarter financial results, which reflect higher travel demand, are better than its first and fourth quarter financial results. UAL’s quarterly results were impacted by the following significant items (in millions):

	Quarter Ended
UAL	March 31	June 30	September 30	December 31
2012
Special charges (income):
Integration-related costs	$134	$137	$60	$408
Labor agreement costs	—	—	454	21
Voluntary severance and benefits	49	76	—	—
Intangible asset impairments	6	—	—	24
Gains on sale of assets and other special charges, net	(25)	(7)	—	(14)

Total special items	164	206	514	439

Income tax benefit	(2)	—	—	(9)

Total special items, net of tax	$162	$206	$514	$430

2011
Special charges (income):
Revenue—Co-brand Agreement modification (Note 2(c))	$—	$(107)	$—	$—
Integration-related costs	79	145	123	170
Termination of maintenance service contract	—	—	—	58
Aircraft-related charges (gains), net	(2)	1	(3)	(2)
Intangible asset impairment	—	—	—	4
Other special items	—	—	—	19

Total special items	77	39	120	249

Income tax benefit	—	—	—	(2)

Total special items, net of tax	$77	$39	$120	$247

See Note 21 for further discussion of these items.